As filed with the Securities and Exchange Commission on November 21, 2000
                                                   REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                 PLANETCAD INC.
                 (Name of Small Business Issuer in its charter)

           DELAWARE                                     7372                                    84-1035353
(State or other jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
 incorporation or organization)              Classification Code Number)                   Identification Number)

                                 ---------------

                           2520 55TH STREET, SUITE 200
                             BOULDER, COLORADO 80301
                                 (303) 209-9100

        (Address and telephone number of principal executive offices and
                          Principal Place of Business)

                                 R. BRUCE MORGAN
                           2520 55TH STREET, SUITE 200
                             BOULDER, COLORADO 80301
                                 (303) 209-9100

            (Name, address and telephone number of agent for service)

                                 ---------------

                                   Copies to:
                              STEVEN A. COHEN, ESQ.
                              WHITNEY HOLMES, ESQ.
                             HOGAN & HARTSON L.L.P.
                                ONE TABOR CENTER
                       1200 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                            TELEPHONE: (303) 899-7300
                            FACSIMILE: (303) 899-7333

                                 ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         ---------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 -----------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                     ---------------
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                    ---------------
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                         ---------------

                                            CALCULATION OF REGISTRATION FEE
=================================================================================================================================
Title of each class of                                         Proposed maximum      Proposed maximum aggregate     Amount of
securities to be registered     Amount to be registered    offering price per share        offering price        registration fee
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value
  $.01 per share.............         3,655,556                  $2.125(*)                 $7,768,056.00(*)         $2,050.77
=================================================================================================================================

(*) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2000

                                 PLANETCAD INC.

                        3,655,556 SHARES OF COMMON STOCK

                  --------------------------------------------


SECURITIES OFFERED....................         This Offering relates to the possible sale from time to time of certain shares of PlanetCAD common stock and shares of PlanetCAD common stock underlying warrants owned by certain of our
                                               stockholders.  A list of the selling stockholders and the securities
                                               (including the securities underlying the warrants) being registered on their behalf is included in "Selling Security Holders" beginning on page 11 of this prospectus.  The selling stockholders may sell the shares being registered from time to time at the prevailing market rate or in negotiated transactions.  The selling stockholders may sell such shares directly to purchasers or through brokers or dealers.  Brokers or dealers may receive compensation in the form of discounts, concessions or commissions for the selling stockholders.
                                               No period of time has been fixed within which the shares being registered may be offered or sold.

USE OF PROCEEDS.........................       We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.  However, if one or more of the selling stockholders exercise their rights under the warrants, we could receive up to $7.8 million in gross proceeds representing the exercise price for the shares of common stock underlying the warrants.  All proceeds we receive, if any, will be used for general corporate purposes.  We will not pay any underwriting commissions or discounts in the offering of these shares.  We will, however, pay certain expenses incurred in the offering of the shares.  For their shares, the selling stockholders will receive the purchase price of the shares sold less any agents' commissions and underwriters'
                                               discounts and other related expenses.  For more information, see
                                               "Plan of Distribution" on page 35 of this prospectus.

MARKET FOR THE SHARES.............             Our common stock is traded on the over-the-counter market through the
                                               American Stock Exchange under the symbol "PCD".

                                   ----------

  INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. THEREFORE, WE URGE
          YOU TO READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON
              PAGE 4 IN ITS ENTIRETY BEFORE MAKING AN INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES DISCUSSED IN THIS PROSPECTUS MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus dated November 21, 2000.

                                TABLE OF CONTENTS

                                                                          Page
PROSPECTUS SUMMARY..........................................................1
      The Company...........................................................1
      The Selling Stockholders..............................................1
      Risk Factors..........................................................1
      The Offering..........................................................2
      Summary Financial Information.........................................2
RISK FACTORS................................................................4
      We are Implementing a New and Unproven Business Model.................4
      Our Business Model is Subject to Risks Associated with the Internet...4
      We have a Limited Operating History...................................5
      We have a History of Losses and Expect Losses to Continue for the
        Foreseeable Future..................................................5
      We Depend on Swift and Timely Introduction of New Products............
      We are Vulnerable to System Failures..................................5
      We May Experience System Capacity Constraints Due to Increased Use of
        Services............................................................5
      We May Not be Able to Discover Software Defects.......................5
      We May be Unable to Raise Additional Capital on Favorable Terms or at
        All.................................................................6
      Our Products May Contain Undetected Errors............................6
      Competition in Our Industry is Intense................................6
      We Depend on Timely Introductions of New Products.....................6
      We are Dependent Upon Key Personnel and the Ability to Hire Additional
        Personnel...........................................................7
      We May Not be Able to Effectively Manage Our Growth...................7
      We May be Exposed to Risks of Intellectual Property and Proprietary
        Rights Infringement.................................................7
      We May be Unable to Protect Against Online Security Breaches..........8
      Future Sales of Our Common Stock May Depress Our Stock Price..........8
      Our Stock Price is Highly Volatile....................................8
      We Face Difficulties Doing Business in International Markets..........8
      Our Business Faces Uncertainties and Potential Government Regulations
        Regarding the Internet..............................................9
      We and Our Customers May be Subject to Internet Related Taxes.........9
USE OF PROCEEDS.............................................................10
SELLING SECURITY HOLDERS....................................................11
DIRECTORS AND EXECUTIVE OFFICERS............................................12
      Directors.............................................................12
      Executive Officers....................................................13
EXECUTIVE COMPENSATION......................................................15
      Summary Compensation Table............................................15
      Option Grants in Last Fiscal Year.....................................16
      Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
        Option Values.......................................................16
      Compensation of Directors.............................................16
      Employment Agreements.................................................17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................19
PLANETCAD'S BUSINESS........................................................20
      Background............................................................20
      Business Development..................................................20
      Disposition of Component Software Division............................20
      Intellectual Property Agreements Entered into with Dassault...........20
      PlanetCAD Employees...................................................20
      The Opportunity.......................................................20
      Our Applications and Services.........................................21
      Our Strategy..........................................................22
      Our Business Model....................................................22
      Usage of Public Internet Site By Second Tier and Third Tier
        Suppliers...........................................................24
      Co-Branding Relationships.............................................25
      Competition...........................................................26
      Customers.............................................................26
      Effect of Government Regulations......................................26

      Research and Development Expenditures.................................27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF
      OPERATIONS............................................................28
      Nine Months Ended September 30, 2000 Compared to Nine Months Ended
        September 30, 1999..................................................28
      1999 Compared to 1998.................................................29
      1998 Compared to 1997.................................................29
      Liquidity and Capital Resources.......................................30
      New Accounting Pronouncements.........................................30
      Fluctuations in Quarterly Results.....................................31
DESCRIPTION OF PROPERTY.....................................................32
LEGAL PROCEEDINGS...........................................................32
DESCRIPTION OF SECURITIES...................................................33
      Common Stock..........................................................33
      Preferred Stock.......................................................33
      Certain Provisions Relating to a Change of Control....................33
      Indemnification of Directors and Officers.............................33
      Disclosure of Commission Position on Indemnification for Securities
        Act Liabilities.....................................................34
      Transfer Agent........................................................34
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................35
PLAN OF DISTRIBUTION........................................................35
LEGAL MATTERS...............................................................36
EXPERTS ....................................................................36
WHERE YOU CAN FIND MORE INFORMATION.........................................36
FINANCIAL STATEMENTS.......................................................F-i

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information in our financial statements and notes to those statements appearing elsewhere in this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus.

THE COMPANY

         We develop, market and support business-to-business Internet-based tools, applications and services for professional design and manufacturing engineers and companies involved in the manufacturing industry with special focus on the computer-aided design ("CAD"), manufacturing ("CAM"), engineering ("CAE") and architecture markets for 3D modeling software and services. We focus on the development, marketing, sales, support and integration of a business-to-business platform, application services and supporting services for the CAD/CAM/CAE and architecture market segments. We provide Internet-based tools and applications that maximize the value of the engineering data in the Internet-based manufacturing design and procurement supply chain. Our powerful business-to-business platform, applications and services enable efficient engineering information exchange for the more than ten million professional manufacturing and design engineers worldwide and for information technology and engineering professionals managing the manufacturing supply chain. These engineers and managers benefit from more efficient Internet-based manufacturing design and procurement processes, lower cost of production, and faster delivery of products to market.

         We intend to execute a business model combining Internet-based "enterprise solutions" sold directly to large manufacturing enterprise customers, and a public Internet portal and engineering application service for the manufacturing industry. We are designing our Internet-based applications service to eventually make available a broad set of Web-hosted software applications, Internet-based commerce, content and community services to manufacturing and design engineers worldwide.

         We were incorporated under Delaware law on July 7, 1986, and had been operating under the name Spatial Technology Inc. since that time until November 14, 2000. We changed our name to PlanetCAD Inc. on November 14, 2000 in connection with the sale of our Component Software Division to Spatial Corp., a wholly owned subsidiary of Dassault Systemes Corp. Our principal executive offices are located at 2520 55th Street, Suite 200, Boulder, Colorado 80301, and our telephone number is (303) 209-9100. Our Web site is www.planetcad.com. Information contained in our Web site or any Web site referenced by our Web site is not part of this prospectus.

THE SELLING STOCKHOLDERS

         We have prepared this prospectus in connection with the registration of certain shares of our common stock previously issued to various investors in PlanetCAD in February 2000 and November 2000, and additional shares of common stock underlying certain warrants issued to those same investors in February 2000. For a list of these investors and their common stock and warrant holdings, see "Selling Security Holders" beginning on page 11 of this prospectus. We have an obligation to register these shares under the terms of registration rights agreements entered into between these selling stockholders and PlanetCAD in connection with their February 2000 and November 2000 investments.

RISK FACTORS

         See "Risk Factors" beginning on page 4 of this prospectus for a discussion of certain factors that you should consider in evaluating an investment in our common stock.

THE OFFERING

COMMON STOCK OUTSTANDING                                      12,442,863 Shares

SHARES OF COMMON STOCK AND SHARES
UNDERLYING WARRANTS BEING REGISTERED
FOR SELLING STOCKHOLDERS                                      3,655,556 Shares

USE OF PROCEEDS                                               We will not receive any of the
                                                              proceeds from the sale of shares of
                                                              common stock by the selling
                                                              stockholders.  However, if one or
                                                              more of the selling stockholders
                                                              exercise their rights under the
                                                              warrants, we could receive up to $7.8
                                                              million in gross proceeds
                                                              representing the exercise price for
                                                              the shares of common stock underlying
                                                              the warrants.  All proceeds we
                                                              receive, if any, will be used for
                                                              general corporate purposes.

AMEX OVER-THE-COUNTER SYMBOL                                  "PCD"

SUMMARY FINANCIAL INFORMATION

The following table presents a summary of our financial information for the periods indicated. It should be read in conjunction with our consolidated financial statements and the section "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus. The summary financial information as of and for the nine months ended September 30, 1999 and 2000, is unaudited and, in the opinion of management reflects all adjustments that are necessary for the fair statement of the financial position and the results of operations of the periods presented. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year. The information below is historical and does not reflect pro forma adjustments for the purchase of Prescient Technologies, Inc. and the sale of the component software division which are shown in the pro forma financial statements included elsewhere in this registration statement.

    STATEMENT OF OPERATIONS DATA:

                                                                     Year ended               Nine months ended
                                                                    December 31,                September 30,
                                                                    ------------                -------------
                                                                 1998        1999             1999        2000
                                                                 ----        ----             ----        ----
Revenue .....................................................  $      --   $    824         $    643    $  1,632
Cost of revenue .............................................         --        191              157         699
                                                               ---------   --------         --------    --------
  Gross profit ..............................................         --        633              486         933

Total operating expenses ....................................         --      1,741            1,312       8,169
                                                               ---------   --------         --------    --------

  Net loss from continuing operations .......................         --     (1,108)            (826)     (7,236)
                                                               ---------   --------         --------    --------

Discontinued operations:
  Income (loss) from discontinued operations ................        201     (1,753)            (229)     (3,352)
                                                               ---------   --------         --------    --------

Net income (loss) ...........................................  $     201   $ (2,861)        $ (1,055)   $(10,588)
                                                               =========   ========         ========    ========

Basic and diluted income (loss) per common share:
  Continuing operations .....................................  $      --   $  (0.12)        $  (0.09)   $  (0.64)

  Discontinued operations ...................................  $    0.02   $  (0.19)        $  (0.02)   $  (0.30)
                                                               ---------   --------         --------    --------

           Net income (loss) ................................  $    0.02   $  (0.31)        $  (0.11)   $  (0.94)
                                                               =========   ========         ========    ========

Basic and diluted weighted average number of
  common shares outstanding .................................      9,199      9,345            9,323      11,206

BALANCE SHEET DATA:

                                          Year ended
                                          December 31,      September 30,
                                         ------------       -------------
                                        1998      1999          2000
                                        ----      ----          ----
Total assets ......................   $ 9,720   $ 8,151        $10,687
Working capital ...................   $ 7,881   $ 5,842        $ 1,524
Total liabilities .................   $ 1,918   $ 2,273        $ 7,119
     Shareholders' equity .........   $ 7,802   $ 5,878        $ 3,568

                                  RISK FACTORS

         An investment in our common stock involves risk. You should carefully consider the risks described below and the other information in this prospectus including our financial statements and the related notes before you decide to buy our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

WE ARE IMPLEMENTING A NEW AND UNPROVEN BUSINESS MODEL

         Our business model is new and unproven and may never be successful. The success of the business plan depends on a number of factors. These factors include:

         o acceptance by consumers of 3D modeling application services as a replacement or supplement to the traditional use of custom developed or licensed software; and

         o our ability to implement new and additional services useful to the engineering software market.

         We will need to develop application services that stimulate and satisfy customer demand while safeguarding copyright and other commercial rights of the licensors of the application software made available on our Web site. If we fail to achieve these objectives, our business may not be viable. End-users may fail to adopt 3D modeling application services for a number of reasons, including:

         o        lack of awareness of 3D modeling application services;

         o        limited access to 3D modeling application services;

         o        the look and feel of 3D modeling application services; or

         o actual or perceived limitations in selection and availability of 3D modeling application services.

OUR BUSINESS MODEL IS SUBJECT TO RISKS ASSOCIATED WITH THE INTERNET

         Because we are in the early stage of development, our ability to successfully implement our new business plan is subject to significant uncertainties. Our business and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as Internet services. Risks and uncertainties include, among other things, that we may not:

         o be able to develop awareness and brand loyalty for our products and services;

         o be able to anticipate and adapt to the changing market for Internet services and Internet-based commerce;

         o        be able to expand our sales and marketing efforts;

         o be able to continue to upgrade and enhance our technologies to accommodate expanded service offerings;

         o        successfully respond to competitive developments; and

         o        be able to develop and renew strategic relationships.

         One of the principal risks of our business is that our customers may be unwilling to use the Internet for proprietary or design data, which could limit our retail customer base. Additionally, a number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If Internet outages or delays occur frequently in the future, Internet usage as well as Internet-based commerce and the usage of our products and services could grow more slowly or decline.

         We may not be successful in accomplishing any or all of these objectives, which could materially harm our business. In this case, the value of your investment may decline.

WE HAVE A LIMITED OPERATING HISTORY

         PlanetCAD operations began under Spatial Technology Inc. in June 1999, and we launched our first application service in November 1999. We sold the assets comprising the Component Software Division to Spatial Corp., a wholly owned subsidiary of Dassault Systemes Corp., in November 2000. The limited history of PlanetCAD operations makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies attempting to use technology to change long-established businesses and consumer behavior. These risks and uncertainties are discussed throughout this section. If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue or become profitable.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

         As of September 30, 2000, we had an accumulated deficit of $30.5 million. On a stand-alone basis, the PlanetCAD division of Spatial Technology Inc. experienced operating losses in each quarterly period since its inception. We expect to continue to incur net losses for the foreseeable future because our expected operating expenses associated with capital expenditures and marketing will increase significantly during the next several years as we attempt to grow our business. With increased expenses, we will need to generate significant additional revenue to achieve profitability. As a result, we may never become profitable. Even if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

WE ARE VULNERABLE TO SYSTEM FAILURES

         Interruptions in our computer systems or Web site operations could cause our revenue to decline and impose substantial unforeseen costs on our operations. If customers experience significant interruptions or slow response times in our Web services, the attractiveness of 3D engineering data management and integration services as a viable alternative to traditional licensed or custom developed software will decrease. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Also, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate the company for any losses that may result from these types of system problems.

WE MAY EXPERIENCE SYSTEM CAPACITY CONSTRAINTS DUE TO INCREASED USE OF SERVICES

         A substantial increase in the use of our products and services could strain the capacity of our systems, which could lead to slower response time or system failures. These failures or slowdowns could frustrate customers and harm our business. Although we have designed and tested our system to handle several times the highest daily traffic volume we have experienced to date, we cannot be certain that our systems will be able to meet sporadic or sustained increases in our Web site traffic. As a result, our ability to scale up to our expected traffic levels while maintaining satisfactory performance may be compromised. As traffic volume increases, we will need to purchase additional servers and networking equipment to maintain adequate data transmission speeds. The availability of these products and related services may be limited or their cost may be significant.

WE MAY NOT BE ABLE TO DISCOVER SOFTWARE DEFECTS

         Our platform depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. If we experience service interruptions or market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our business.

WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL ON FAVORABLE TERMS OR AT ALL

         In addition to the proceeds of the recent sale of our component software division to Dassault and the recent investment by Dassault in PlanetCAD, we may need to raise additional capital to fund operating losses, develop and enhance our services and products, fund expansion, respond to competitive pressures or acquire complementary products, businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures will be significantly limited.

OUR PRODUCTS MAY CONTAIN UNDETECTED ERRORS

         Our products or services may contain undetected errors when first introduced or as modifications are released. In the past, we have discovered software errors in some new products and enhancements after their introduction. We may find errors in current or future new products or releases after commencement of commercial use. Any errors, whether discovered before or after commercial introduction of the product or service, may result in delay, which could materially adversely affect our business, operating results and financial condition. Although we have not experienced product liability claims by customers in the past as a result of product or service errors, such claims might be brought against us in the future.

COMPETITION IN OUR INDUSTRY IS INTENSE

         The markets for our products and services are highly competitive, rapidly changing and subject to constant technological innovation. Participants in these markets face constant pressure to accelerate the release of new products, enhance existing products, introduce new product features and reduce prices. Many of our competitors or potential competitors have significantly greater financial, managerial, technical and marketing resources than we do. Actions by competitors that could materially adversely affect our business, financial condition and results of operations include:

         o        a reduction in prices for their products or services;


         o        increased promotion;

         o accelerated introduction of, or the announcement of, new or enhanced products, services or features;

         o acquisitions of software applications or technologies from third parties; or

         o        product or service giveaways or bundling.

         In addition, our present and future competitors may be able to develop comparable or superior products or respond more quickly to new technologies or evolving standards. Accordingly, we may be unable to consistently compete effectively in our markets, competition might intensify or future competition may develop, all of which could materially adversely affect our business, financial condition or results of operations.

WE DEPEND ON SWIFT AND TIMELY INTRODUCTIONS OF NEW PRODUCTS

         We compete in an industry faced with evolving standards and rapid technological developments. New products are introduced frequently and customer requirements change with technology developments. Our success will depend upon our ability to anticipate evolving standards, technological developments and customer requirements and to enhance our existing products accordingly. We have experienced delays in the development of certain new products and product versions. Additionally, we use third party development partners to facilitate the development of product enhancements and extensions. Delays in product development may adversely affect our business, financial condition and operating results. Negative reviews of new products or product versions could also materially adversely affect market acceptance.

WE ARE DEPENDENT UPON KEY PERSONNEL AND THE ABILITY TO HIRE ADDITIONAL PERSONNEL

         Our executive officers and key employees are vital assets. We depend on the ability to attract, retain and motivate high quality personnel, especially management, skilled development personnel and sales personnel. Competition for skilled development personnel with specialized experience and training relevant to 3D modeling and Web-based software is intense. There are a limited number of experienced people in the United States with the skills and training we require.

         The loss of any of our key employees could materially adversely affect our business, financial condition or operating results. Our failure to recruit executive officers or key sales, management or development personnel would similarly harm our growth and competitiveness.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH

         The anticipated growth in our business may place substantial demands on our managerial, operational and financial resources. Our future success will depend upon our ability to:

         o        continue to enhance the PlanetCAD suite of products,

         o        respond to competitive developments,

         o        expand our sales and marketing efforts, and

         o attract, train, motivate and retain qualified management and engineering personnel.

         Although we believe our systems and controls are adequate for our current level of operations, we may need to add additional personnel and expand and upgrade our systems and controls to manage possible future growth. Failure to do so could have a material adverse effect upon our business, financial condition and results of operations.

         In the future, we may acquire additional complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management's attention and the potential loss of key employees or customers of acquired operations. We may not be able to achieve or effectively manage growth, and failure to do so could materially adversely affect our operating results.

WE MAY BE EXPOSED TO RISKS OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS INFRINGEMENT

         Our proprietary technologies are critical to our success and ability to compete. We rely on trade secret and copyright laws to protect our proprietary technologies, but our efforts may be inadequate to protect these proprietary rights or to prevent others from claiming violations of their proprietary rights. We have no patents with respect to the technology we use. Further, effective trade secret and copyright protection may not be available in all foreign countries.

         We generally enter into confidentiality or license agreements with employees and consultants. Additionally, we generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult.

         The unauthorized misappropriation of our technology could have a material adverse effect on our business, financial condition and results of operations. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

         We may also be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, could be costly. These claims might require us to enter into royalty or license agreements with terms unfavorable to PlanetCAD. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products or redesign or discontinue such products, any of which could have a material adverse effect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO PROTECT AGAINST ONLINE SECURITY BREACHES

         A significant barrier to Internet-based commerce and communications is the ability to perform secure transmission of confidential, proprietary and copyrighted information over public networks. Our security software and other security measures may not prevent security breaches and unauthorized access to engineering data management and integration services or copying of third-party software. Substantial or ongoing security breaches of our system or other Internet-based systems could reduce customer confidence in our Web site, which could lead to reduced usage and lower revenue. A third party who is able to circumvent our security systems could steal proprietary information, make and distribute unauthorized copies of proprietary software or cause interruptions in our operations. In response to a breach, we would likely incur substantial remediation and prevention costs. If we suffer significant or repeated breaches of security, our reputation would be harmed, and we could be exposed to systems failures, data loss or litigation, any of which could have a material adverse effect on our results of operations. Moreover, our insurance policies may be inadequate to reimburse us for losses caused by security breaches.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

         After the registration statement filed in connection with this prospectus is declared effective, the shares offered by this prospectus will be eligible for resale in the public market without restriction. Sales of a substantial number of shares of our common stock in the public market may have an adverse effect on the market price of our common stock. The average daily trading volume of our common stock has been very low. Any sustained sales of shares by our existing or future stockholders or any increase in the average volume of shares traded in the public market may adversely affect the market price of our common stock.

OUR STOCK PRICE IS HIGHLY VOLATILE

         The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

         o        fluctuations in our operating results;

         o announcements of technological innovations or new software standards by us or competitors;

         o        published reports of securities analysts;

         o        developments in patent or other proprietary rights;

         o        changes in our relationships with development partners; and

         o general market conditions, especially regarding the general performance of comparable technology stocks.

         Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

WE FACE DIFFICULTIES DOING BUSINESS IN INTERNATIONAL MARKETS

         Our ability to sell engineering data management and integration and other Internet-based engineering services in international markets will depend in part on several legal issues relating to the Internet and risks inherent in doing business on an international level. Factors that may affect our international expansion efforts include:

         o our inability to obtain or resolve uncertainties concerning territorial rights to software;

         o copyright laws that are not uniform, or uniformly enforced, in all countries;

         o export restrictions; o export controls relating to encryption technology;

         o longer payment cycles; o problems in collecting accounts receivable;

         o        political and economic instability; and

         o        potentially adverse tax consequences.

         We have no control over many of these factors and the occurrence of any of them could harm our international business efforts.

OUR BUSINESS FACES UNCERTAINTIES AND POTENTIAL GOVERNMENT REGULATIONS REGARDING THE INTERNET

         Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws to the Internet, could decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. New laws or new applications of old laws could subject PlanetCAD to content-based claims brought by Internet users.

WE AND OUR CUSTOMERS MAY BE SUBJECT TO INTERNET RELATED TAXES

         The tax treatment of the Internet and Internet-based commerce is currently unsettled, and any legislation that substantially impairs the growth of Internet-based commerce could seriously harm our revenue and prospects. We do not collect sales tax or other similar taxes in connection with our sales. One or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies that engage in or facilitate on-line commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on Internet-based commerce. The Internet Tax Freedom Act of 1998 placed a three-year moratorium on selected types of federal, state and local taxation on Internet commerce. This tax moratorium does not, however, prohibit states or the Internal Revenue Service from collecting taxes on income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states, the federal government or any foreign country that we should pay taxes on the sales of engineering data management and integration services over the Internet could harm our business. We cannot assure you that future laws will not impose taxes or other regulations on Internet commerce, or that the three-year moratorium will not be repealed or will be renewed, any of which could substantially impair the growth of Internet-based commerce.

                                 USE OF PROCEEDS

         The purpose of this offering is to register the shares of common stock owned and issuable upon exercise of the warrants by the selling stockholders listed in this prospectus as required by the registration rights agreement entered into among PlanetCAD and certain investors. The selling stockholders may sell the shares of common stock described in this prospectus from time to time, and we will not receive any of proceeds from the sales. However, if one or more of the selling stockholders exercise their rights under the warrants, we could receive up to $7.8 million in gross proceeds representing the exercise price for the shares of common stock underlying the warrants. All proceeds we receive, if any, will be used for general corporate purposes, including, but not limited to, sales and marketing, research and development, capital expenditures and working capital. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to make strategic investments. Pending the use of any proceeds in this manner, any net proceeds will be invested principally in short-term, interest-bearing, investment-grade securities.

                            SELLING SECURITY HOLDERS

         The following table lists the selling stockholders and (i) the number of shares of our common stock and warrants to purchase our common stock currently owned by each stockholder, (ii) the number of such shares being offered for resale by this prospectus by each stockholder, and (iii) assuming each stockholder sells all of the shares offered for resale, the number of shares the stockholder will own after the completion of this offering.

         Except as otherwise indicated in the footnotes to the table, no selling stockholder has had any position, office or other material relationship, other than as a stockholder, with us during the past three years. In connection with this offering, each of the selling stockholders may sell any or all of the shares being offered hereby from time to time or may sell none at all. The registration of the shares offered by this prospectus does not necessarily mean that a selling stockholder will sell all or any of the shares or exercise all or any of the warrants owned by such stockholder.

                                                                           TOTAL NUMBER        TOTAL NUMBER OF
                                                                             OF SHARES          SHARES OWNED
                                             NUMBER OF      NUMBER OF        OFFERED BY        ASSUMING SALE OF
       NAME OF INVESTOR                    SHARES OWNED   WARRANTS OWNED  THIS PROSPECTUS    ALL OFFERED SHARES
       ----------------                    ------------   --------------  ---------------    ------------------
Capstone Ventures SBIC, L.P. (1)              481,884          304,348         786,232                -0-
The Roser Partnership III, SBIC, LP           413,044          260,870         673,914                -0-
J.F. Shea Co., Inc. as Nominee 2000-25        316,667          200,000         516,667                -0-
Cypress Growth Fund III, L.P.                 275,362          173,913         449,275                -0-
Dassault Systemes Corp. (2)                   830,918          173,913       1,004,831                -0-
Dolphin Offshore Partners, L.P.               137,681           86,956         224,637                -0-
                                            ---------        ---------       ---------            ------
          TOTAL                             2,455,556        1,200,000       3,655,556                -0-

(1) On February 22, 2000, we issued an aggregate of 1.9 million shares of common stock and warrants to purchase 1.2 million shares of common stock to certain investors including Capstone Ventures SBIC, L.P., pursuant to the terms of a stock purchase agreement. Under the agreement, Capstone has the right to designate one director to serve on our board of directors for so long as all of the February 22 investors collectively own 10% of our outstanding shares of common stock. Mr. Fischer, a member of the general partner of Capstone, was elected and remains one of our directors as required by the Stock Purchase Agreement.

(2) On November 14, 2000, Dassault purchased our component software division. In connection with the sale, we entered into a number of intellectual property agreements and licenses for various software and other products with Dassault.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

         The names of the members of the board of directors and certain information about them are set forth below. Each director was elected to serve until the next annual meeting of the stockholders and their successor is elected and duly qualified, or until their resignation, death or removal.

                 NAME                              AGE                        POSITION HELD WITH PLANETCAD
                 ----                              ---                        ----------------------------
Richard M. Sowar                                    56             Vice President, Engineering, Chief Technology Officer and
                                                                   Chairman of the board of directors
R. Bruce Morgan                                     48             President, Chief Executive Officer and Director
Philip E. Barak (1)(2)                              48             Director
Charles Bay                                         42             Director
Eugene J. Fischer                                   54             Director
H. Robert Gill (1)(2)                               64             Director
M. Thomas Hull (2)                                  41             Director

------------------

(1)      Member of the Compensation Committee

(2)      Member of the Audit Committee

         RICHARD M. SOWAR founded our company in 1986 and has served as its Chairman of the board of directors and Chief Technology Officer since October 1998. He has served as a Director since 1986 and was appointed Vice President, Engineering in November 2000 after the sale of the component software division to Dassault. Mr. Sowar served as Treasurer from 1986 to 1988, Vice President from 1986 to 1992, Senior Vice President, Advanced Technology from 1992 to 1994 and Chief Executive Officer from 1994 to October 1998. From 1980 to 1986, Mr. Sowar served as Vice President, Research and Development of Graftek, Inc., a CAD/CAM software company. Mr. Sowar received a B.S. in Mathematics from Marietta College and a M.S. in Operations Research from the University of Dayton and completed doctoral studies in Computer Science at the University of Colorado.

         R. BRUCE MORGAN has served as a director of PlanetCAD since July 1997. Mr. Morgan was named President and Chief Executive Officer of PlanetCAD in October of 1998 after serving as PlanetCAD's President and Chief Operating Officer since July of 1997. Prior to joining, Mr. Morgan served at ANSYS Inc. in senior marketing and business development positions. He was responsible for developing and implementing a strategy that helped re-establish ANSYS as a market leader in the computer-aided engineering industry. From 1991 through 1995, Mr. Morgan was Vice President of Sales and Marketing at PlanetCAD. He developed and executed the OEM business strategy that established PlanetCAD's ACIS Geometric Modeler as the de facto standard for geometry creation in the mechanical computer-aided design industry. Prior to his position at PlanetCAD, Mr. Morgan held executive Sales and Marketing management positions at Convergent Technology and Burroughs Corporation (Unisys). Mr. Morgan holds a B.A. degree in Economics from Carleton University.

         PHILIP E. BARAK has served as a Director of PlanetCAD since October 1994. Mr. Barak joined Nazem & Company in 1983 as Chief Financial Officer and is a special limited partner of Nazem & Associates II, L.P., which is the general partner of Nazem & Company II, L.P. Additionally, he is a general partner of Nazem & Associates IV, L.P., the general partner of Nazem & Co. IV, L.P., and Nazem & Associates Transatlantic, L.P., a general partner of Transatlantic Venture Fund, both affiliated venture capital funds. Mr. Barak has served as a director of various public and privately held companies. Mr. Barak holds a B.S. in Accounting from Rider University and is a Certified Public Accountant.

         CHARLES BAY has served as a Director of PlanetCAD since June 2000. Mr. Bay is currently the Chief Executive Officer, President and a member of the board of directors of Broadbase Software, Inc. Mr. Bay joined Broadbase in January 1998 and previously served as its Chief Financial Officer, General Counsel and Executive Vice President of Operations. From July 1997 to January 1998, Mr. Bay served as Chief Financial Officer and General Counsel for Reasoning, Inc., a software company. From January 1995 to August 1997, Mr. Bay served as Chief Financial Officer and General Counsel, for Pure Atria Software, Inc., a software company. From April 1994 to January 1995, Mr. Bay served as President and Chief Financial Officer of Software Alliance Corporation, a software company. Mr. Bay holds a B.S. degree in business administration from Illinois State University and a J.D. degree from the University of Illinois.

         EUGENE J. FISCHER has served as a director of PlanetCAD since March 2000. Mr. Fischer co-founded Capstone Ventures in 1996. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer began his venture capital career in 1983 with Technology Funding and opened Pathfinder Ventures' West Coast office in 1988. Prior to 1983 he was the head of Bank of America's Sunnyvale Corporate Banking Group, managing a $250 million loan portfolio with clients ranging from venture-backed start-ups to Apple Computer, as well as several venture capital funds. Mr. Fischer serves as a director of Newgen Results Corp. Mr. Fisher holds a B.S. from the University of Minnesota and a M.S. from the University of California, Davis.

         H. ROBERT GILL has served as a Director of PlanetCAD since December 1996. Mr. Gill has served as President, Chairman of the board of directors and Chief Executive Officer of MobileForce Technology, Inc., a company which provides systems for managing vehicle fleets, since May 1997. Additionally, since April 1996, Mr. Gill has served as President of the Topaz Group, a provider of board consulting services. Before joining the Topaz Group, Mr. Gill served as Senior Vice President and President, Enhanced Products Group of Frontier Corporation following its merger with ALC Communications Corporation in December 1995. From January 1989 until the time of such merger, Mr. Gill served as President and Chief Executive Officer of ConferTech International, a publicly-traded corporation. Mr. Gill currently serves as a director of Qualmark Corporation. Mr. Gill received a B.E.E. from Indiana Institute of Technology, a M.S.E.E. from Purdue University and a M.B.A. from Pepperdine University.

         M. THOMAS HULL has served as a Director of PlanetCAD since December 1996. Mr. Hull joined Visio Corporation ("Visio") in July 1994 as Third Party Sales Manager, was promoted to Director of Corporate and Strategic Sales in June 1996, and was promoted to Vice President Corporate and Direct Sales in October 1998, and Senior Vice President of Worldwide Sales where he managed Visio's 200 person worldwide sales organization. In January 2000, Microsoft Corporation acquired Visio. Mr. Hull is currently on leave from Microsoft. From December 1991 to June 1994, Mr. Hull held a management position at Traveling Software, Inc. ("TSI") where he managed sales of TSI products and technologies. Mr. Hull holds a B.S. in Electrical Engineering from the University of Washington.

         EXECUTIVE OFFICERS

         The executive officers of PlanetCAD are as follows:


                   NAME                              AGE               POSITION HELD WITH PLANETCAD
                   ----                              ---               ----------------------------
R. Bruce Morgan (1)                                  48           President and Chief Executive Officer
Richard M. Sowar (2)                                 56           Vice President, Engineering and Chief Technology Officer
Michael Hansen                                       30           Vice President, Site Production and Product
                                                                  Management
Ronald J. Zabilski                                   45           Vice President of Sales
John Racine                                          37           Vice President, Professional Services
Douglas Hakala                                       54           Vice President, 3D Share Development

---------------

(1)      The biography of Mr. Morgan is set forth above under the caption
         "Directors."

(2)      The biography of Mr. Sowar is set forth above under the caption
         "Directors."

MICHAEL HANSEN, VICE PRESIDENT, SITE PRODUCTION & PRODUCT MANAGEMENT

         Mr. Hansen was appointed Vice President of Site Production in January 2000, with responsibility for product planning, site execution, product quality and continuous product improvement. Prior to January, he served as Director of Marketing, and has held positions in the product development, QA, sales and sales support organizations since joining PlanetCAD in 1993. His extensive technical and marketing background make him uniquely qualified to oversee the execution of PlanetCAD's product strategy. From 1990 through 1993, Mr. Hansen worked at Graftek Corporation, a CAD/CAM, injection molding and analysis software company, in a variety of technical and customer support positions. Mr. Hansen holds a B.A. in Mechanical Engineering from the University of Colorado.

RONALD J. ZABILSKI, VICE PRESIDENT OF SALES

         Mr. Zabilski joined PlanetCAD as Vice President of Sales following our acquisition of Prescient Technologies Inc. with responsibility for development of the sales territories outside North America. As Director of International Sales at Prescient, Mr. Zabilski had responsibility for managing the indirect sales channel in Europe and Asia, as well as North America. Mr. Zabilski has 15 years experience selling engineering and design software applications and services into the Aerospace, Automotive and Discrete Manufacturing Industries. Before becoming Director of International Sales for Prescient, Mr. Zabilski was Director of Project Consulting and Director of Customer Service. Prior to joining Prescient, he was responsible for Advanced Construction Systems for Stone & Webster Engineering Corporation where he directed the development of integrated 3D CAD with relational databases for managing construction projects. He has had numerous papers published on these subjects. Mr. Zabilski has a B.A. in Civil Engineering from Northeastern University, and an MBA from Northeastern University.

JOHN RACINE, VICE PRESIDENT, PROFESSIONAL SERVICES

         Mr. Racine joined PlanetCAD as Vice President of Professional Services following our acquisition of Prescient. Mr. Racine has overall responsibility for the implementation and support of infrastructure tools for maximizing the value of engineering data in the Internet-based manufacturing design and procurement supply chain. Mr. Racine's skill at building and managing a field services organization will make an important contribution to PlanetCAD's ability to provide turnkey installations of Enterprise Solutions. Mr. Racine has over 13 years of experience in professional services management in the software tools and consulting industry. His expertise includes execution and management of global implementation services, development of help desk and field service organizations, sales process and business case development, strategic planning and the management of industry and customer relationships. Previously, Mr. Racine was vice president of customer services at Prescient, where he had overall responsibility for customer-related services, including application engineering, consulting, implementation services and help desk execution. While at Prescient, Mr. Racine was instrumental in setting the product vision and strategic direction that solidified Prescient's position in the digital data quality field. He also held key positions with Stone & Webster Advanced Systems Development Services. Mr. Racine holds a B.S. from Southeastern Massachusetts University and an M.S. from Lehigh University.

DOUGLAS HAKALA, VICE PRESIDENT, 3DSHARE DEVELOPMENT

         Mr. Hakala joined PlanetCAD as Vice President of 3DShare after serving as Vice President of ACIS Development in 1997 and 1998, and Advanced Technology. Mr. Hakala joined PlanetCAD in 1989 as Director of ACIS Software Development. His numerous senior development and management positions in geometric modeling software over the last 20 years have made him a well-known industry expert in the specialized field of advanced 3D solid modeling development. Mr. Hakala holds a B.A. and a M.A. in Mathematics from the University of Michigan and also completed doctoral studies in Computer Science at the University of Michigan.

         There are no family relationships among any of the directors, executive officers, or persons nominated or chosen by PlanetCAD to become directors or executive officers of PlanetCAD.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth, for the fiscal years ended December 31, 1997, 1998 and 1999, certain compensation awarded or paid to, or earned by, PlanetCAD's Chief Executive Officer and its four next most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1999.

                                                                                            LONG-TERM
                                                                                       COMPENSATION AWARDS
                                                                                       -------------------
                                        ANNUAL COMPENSATION                        SECURITIES
                                        -------------------                        UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR        SALARY $        BONUS $       OPTIONS (#)(1)    COMPENSATION
---------------------------             ----        --------        -------       --------------    ------------
R. Bruce Morgan                         1999         $170,000       $34,125           50,000             $240(2)
  President and Chief Executive         1998          154,167        81,250           50,000              240(2)
  Officer                               1997           75,000        45,000          250,000           17,120(3)

Richard M. Sowar                        1999          150,000        13,125               --              240(2)
  Vice President, Engineering and       1998          126,250        40,625           50,000              240(2)
  Chief Technology Officer              1997          120,000        35,000               --              240(2)

Lee Cole(4)                             1999          120,000         9,750           60,000              240(2)
  Vice President, Engineering

William Turcotte II(5)                  1999          110,000        15,750           50,000           20,180(6)
  Vice President, Interoperability      1998               --            --               --                  --
  Solutions

Karlheinz Peters(7)                     1999          120,000        21,000               --            3,494(8)
  Senior Vice President, Worldwide      1998       215,685(9)            --           25,000          12,963(10)
  Operations                            1997       215,371(11)           --               --                  --

-------------------------------------------------------------------------------

(1) Options are stock options granted under PlanetCAD equity incentive plans.

(2) Represents matching payments made by PlanetCAD to the individual's account under PlanetCAD's 401(k) plan.

(3) Includes: (i) $17,000 reimbursement for relocation expenses and (ii) $120 matching payment made by PlanetCAD to Mr. Morgan's 401(k) account.

(4) Mr. Cole started employment with PlanetCAD in January 1999. Mr. Cole's employment with PlanetCAD terminated June 30, 2000.

(5) Mr. Turcotte started employment with PlanetCAD in December 1998. Mr. Turcotte's employment with PlanetCAD terminated March 31, 2000.

(6) Includes: (i) $20,000 reimbursement for relocation expenses and (ii) $180 matching payment made by PlanetCAD to Mr. Turcotte's 401(k) account.

(7)      Mr. Peters' employment with PlanetCAD terminated March 31, 2000.

(8) Includes: (i) $3,264 reimbursement for relocation expenses and (ii) $230 matching payment made by PlanetCAD to Mr. Peters' 401(k) account.

(9) Salary is based on an exchange rate of 1.7576 DM/$, which is based on a five quarter average from the last quarter of 1997 and each of the four quarters in 1998. Includes commission in the amount of $73,446, earned in fiscal 1998.

(10)     Represents amounts paid for relocation from Germany to the United
         States.

(11) Salary is based on an exchange rate of 1.7036 DM/$, which is based on a five quarter average from the last quarter of 1996 and each of the four quarters in 1997. Salary also includes commission in the amount of $86,231, earned in fiscal 1997.

OPTION GRANTS IN LAST FISCAL YEAR

           The following table sets forth certain information regarding options granted to each of the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1999.

                               NUMBER OF         PERCENT OF
                                SHARES          TOTAL OPTIONS
                              UNDERLYING         GRANTED TO
                                OPTIONS         EMPLOYEES IN         EXERCISE PRICE
         NAME                 GRANTED(1)         1999(%)(2)           ($/SHARE)(3)          EXPIRATION DATE
         ----                 ----------        -------------        --------------         ---------------
R. Bruce Morgan.................50,000              7.95%                $2.9375             May 2009
Lee A. Cole.....................50,000              7.95%                $3.7500             September 2000
                                10,000              1.59%                $2.9375             September 2000
William Turcotte II.............50,000              7.95%                $3.7500             June 2000

(1) Options granted are immediately exercisable and are subject to repurchase by PlanetCAD prior to the completion of the vesting of such shares.

(2)      Based on 628,811 options granted in 1999.

(3) The exercise price per share of options granted was equal to the fair market value of the common stock on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth information with respect to (i) the exercise of stock options by the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1999, (ii) the number of securities underlying unexercised options held by such named executive officers as of December 31, 1999 and (iii) the value of unexercised in-the-money options (that is, options for which the fair market value of the common stock at December 31, 1999 exceeded the exercise price) as of December 31, 1999.

                                                NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                   SHARES              FISCAL YEAR-END (1)            FISCAL YEAR-END (1) (2)
                                 ACQUIRED ON    -------------------------------      -----------------------
NAME                               EXERCISE      EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                             ------------   ------------     -------------     -----------   -------------
R. Bruce Morgan..............         --           168,750            181,250        $504,468      $479,688
Richard M. Sowar.............         --           123,333             57,500         $35,938      $107,813
Lee A. Cole..................         --              --               60,000           --          $68,125
William Turcotte II..........         --            12,501             37,499         $12,501       $37,499
Karlheinz Peters.............       8,333(3)        58,333             33,333         $31,770       $51,563

-------------------------------------------------------------------------------

(1) For purposes of this table, valuation is based on vested options for each named executive officer set forth in the Summary Compensation Table above. Certain options granted to such individuals include early exercise provisions, the value of which is not included in this table.

(2) Based on the fair market value of the common stock as of December 31, 1999 as reported on the American Stock Exchange, $4.75, minus the exercise price, multiplied by the number of shares underlying the option.

(3) Mr. Peters exercised all of these options in July 1999, at a price of $3.00 per share.

COMPENSATION OF DIRECTORS

         Each of our directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board of directors. Additionally, each of our non-employee directors receives $1,000 compensation for each regular or special meeting of the board of directors at which he is in attendance and $500 compensation for each committee meeting of the board of directors at which he is in attendance.

         Each of our non-employee directors also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only directors of PlanetCAD who are not otherwise employed by PlanetCAD or an affiliate of PlanetCAD are eligible to receive such options. Options granted to non-employee directors are non-discretionary. Each non-employee director is automatically granted an option to purchase 15,000 shares of common stock on the date such non-employee director is elected to the board of directors. Additionally, on the date of each annual stockholders' meeting of

PlanetCAD, each non-employee director who has been a non-employee director continuously for the preceding year will automatically be granted an option to purchase 7,500 shares of common stock. Each other non-employee director will automatically be granted an option to purchase a number of shares of common stock equal to 7,500 multiplied by a fraction, the numerator of which will be the number of days such person has been a non-employee director of PlanetCAD and the denominator of which will be 365. The exercise price of options granted to non-employee directors will be the fair market value of the common stock on the date of grant. Options granted pursuant to the Directors' Plan vest in four equal annual installments beginning one year from the date of grant and are immediately exercisable, subject to repurchase by PlanetCAD prior to the vesting of such shares upon the optionee's cessation of service to PlanetCAD.

         On July 7, 2000, we entered into a consulting agreement with Charles Bay, a non-employee director of PlanetCAD. Under this agreement, we agreed to issue options to purchase an additional 65,000 shares of PlanetCAD common stock to Mr. Bay in addition to the non-discretionary grant of options to purchase 15,000 shares of PlanetCAD common stock. Of the additional grant, 25,000 options will vest in equal annual increments over four years, and the remaining 40,000 options will vest on the fifth anniversary of the date of the option grant. However, we may accelerate the vesting of the 40,000 options based on Mr. Bay's performance of strategic and financial consulting services for PlanetCAD and our achieving financial milestones.

EMPLOYMENT AGREEMENTS

         We entered into an employment agreement with R. Bruce Morgan, an executive officer of PlanetCAD, on July 1, 1997. This agreement provides for (i) an annual base salary of $170,000, (ii) a discretionary bonus in an amount up to $25,000 per quarter determined solely by the compensation committee of the board of directors, (iii) one-time relocation expenses up to a maximum of $25,000 in the aggregate, (iv) eligibility for standard benefits of PlanetCAD and (v) a loan by PlanetCAD to Mr. Morgan in the amount of $25,000. The agreement may be terminated by either PlanetCAD or Mr. Morgan at any time, with or without cause or advance notice. In the event that PlanetCAD terminates Mr. Morgan's employment without cause, Mr. Morgan will receive a lump sum severance payment in an amount equal to six months of his base salary in exchange for the execution of a release of all claims against PlanetCAD by Mr. Morgan. The board of directors subsequently increased the base compensation payable to Mr. Morgan to $250,000 per year and changed the quarterly discretionary bonus to an amount up to $18,750.

         We entered into a separation agreement with Karlheinz Peters on April 1, 2000. Under the terms of the agreement, Mr. Peters will receive six months of his normal salary, a lump sum payment of $30,000 in lieu of any relocation expenses, the laptop computer used during his employment, payment for 138 hours of unused vacation and acceleration of his remaining unvested stock options. In return for such payments, Mr. Peters agreed to release and waive any current or future claims he may have against PlanetCAD under any applicable laws.

         We entered into a separation agreement with Lee Cole as of July 1, 2000. Under the terms of the agreement, Mr. Cole received a lump sum payment of $77,500, payment for unused vacation accrued through June 30, 2000, medical, vision and dental benefits through December 31, 2000, and vesting of options to purchase 25,000 shares of PlanetCAD common stock not vested as of June 30, 2000. In return for such payments, Mr. Cole agreed to release and waive any current or future claims he may have against PlanetCAD under any applicable laws.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of PlanetCAD's common stock as of November 20, 2000 by (i) each director; (ii) each of the executive officers named in the Summary Compensation Table above; (iii) all executive officers and directors of PlanetCAD as a group; and (iv) all those known by PlanetCAD to be beneficial owners of more than five percent of its common stock.

                                                                               BENEFICIAL OWNERSHIP(1)
NAME AND ADDRESS OF                                                            -----------------------
BENEFICIAL OWNER                                                     NUMBER OF SHARES         PERCENT OF TOTAL(2)
----------------                                                     ----------------         -------------------
Special Situations Fund III(3)............................              1,418,100                    11.40%
  153 E. 53rd Street, 51st Floor
  New York, New York 10022
New York Life Insurance Company(4)........................                967,547                     7.78%
  51 Madison Avenue, Room 206
  New York, New York 10010
Capstone Ventures SBIC, L.P.(5)...........................                786,232                     6.32%
  3000 Sand Hill Road
  Building 1, Suite 290
  Menlo Park, CA 94025
The Roser Partnership III, SBIC, L.P.(6)..................                673,914                     5.42%
  1105 Spruce Street
  Boulder, CO 80302
Dassault Systemes Corp....................................              1,004,831                     8.08%
  9 Quai Marcel Dassault
  BP 310
  2150 Suresnes Cedex
  France
Eugene J. Fischer(7)......................................                808,732                     6.50%
Richard M. Sowar(8).......................................                376,968                     3.03%
R. Bruce Morgan(9)........................................                298,334                     2.40%
Philip E. Barak(10).......................................                 58,697                       *
Todd S. Londa(11).........................................                 42,128                       *
H. Robert Gill(12)........................................                 40,500                       *
M. Thomas Hull(12)........................................                 40,500                       *
Chuck Bay(13).............................................                 22,500                       *
William Turcotte II(14)...................................                432,550                     3.48%
Karlheinz Peters(14)(15)..................................                101,799                       *
Lee Cole(14)..............................................                 40,001                       *
All executive officers and directors as a group (10                     2,222,708                    17.86%
persons)(16)

--------------------------------------------------------------------------------
* Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of PlanetCAD common stock subject to options and warrants currently exercisable within 60 days of November 20, 2000, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of PlanetCAD common stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 12,442,863 shares of PlanetCAD common stock outstanding.

(3) Special Situations Fund III, L.P. ("SSF III"), Special Situations Technology Fund, L.P. ("Technology fund"), Special Situations Cayman Fund, L.P. ("Cayman Fund"), MGP Advisers Limited Partnership ("MGP"), SST Advisers, L.L.C. ("SST"), AWM Investment Company, Inc. ("AWM"), Austin W. Marxe and David M. Greenhouse have together filed a Schedule 13G/A pursuant to which they report sole or shared voting and dispositive power over an aggregate of 1,418,100 shares owned as of December 31, 1999, of which 945,900 shares are owned by SSF III, 171,400 shares are owned by SST and 300,800 shares are owned by the Cayman Fund. The principal business of SSF III, the Technology fund and the Cayman Fund (individually, a "Fund" and, collectively, the "Funds") is to invest in equity and equity related securities. The principal business of MGP is to act as the general partner of and the investment adviser of SSF III. The principal business of SST is to act as general partner of and the investment adviser of the Technology Fund. The principal business of AWM is to act as the general partner of MGP and as the general partner of and the investment adviser to the Cayman Fund. (MGP, SST and AWM are, collectively, the "Advisers"). The principal occupation of Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal stockholders of the Advisers.

(4) Includes 48,676 shares of common stock issuable upon exercise of outstanding warrants.

(5) Includes 304,408 shares of common stock issuable upon exercise of outstanding warrants.

(6) Includes 260,870 shares of common stock issuable upon exercise of outstanding warrants.

(7) Includes 15,000 shares subject to stock options that are exercisable within 60 days of November 20, 2000, 481,884 shares held of record by Capstone Ventures SBIC, L.P. and 304,348 shares of common stock issuable upon exercise of outstanding warrants held by Capstone. Mr. Fischer is a managing partner of Capstone. Mr. Fischer shares voting power with respect to the shares held by Capstone with Barbara L. Santry.

(8) Includes 155,833 shares subject to stock options that are exercisable within 60 days of November 20, 2000.

(9) Includes 286,001 shares subject to stock options that are exercisable within 60 days of November 20, 2000, and 12,333 shares owned by RMI Inc., an entity of which Mr. Morgan is the sole stockholder. As the president of RMI Inc., Mr. Morgan exercises controlling authority over the voting and disposition of the shares.

(10) Includes 37,638 shares subject to stock options and warrants that are exercisable within 60 days of November 20, 2000.

(11) Includes 41,541 shares subject to stock options that are exercisable within 60 days of November 20, 2000. Mr. Londa ceased to be an executive officer of PlanetCAD as of November 14, 2000.

(12) Includes 33,000 shares subject to stock options that are exercisable within 60 days of November 20, 2000.

(13) Includes 15,000 shares subject to stock options that are exercisable within 60 days of November 20, 2000.

(14) Messrs. Turcotte, Peters and Cole have ceased to be executive officers of PlanetCAD since December 31, 1999.

(15) Includes 83,333 shares subject to stock options that are exercisable within 60 days of November 20, 2000.

(16) Includes an aggregate of 1,031,945 shares subject to stock options and warrants that are exercisable within 60 days of November 20, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 22, 2000, we issued an aggregate of 1.9 million shares of common stock at a price of $3.60 per share and warrants to purchase 1.2 million shares of common stock at $0.05 per warrant, exercisable at $6.50 per share, for $6.9 million to certain investors including Capstone Ventures SBIC, L.P. Mr. Fischer is a member of the general partner of Capstone. Mr. Fischer was elected a director of PlanetCAD pursuant to terms of a share purchase agreement, dated as of February 22, 2000, by and among PlanetCAD and the aforementioned investors, which provides that Capstone will have the right designate a director on PlanetCAD's board of directors for so long at the investors collectively own 10% of PlanetCAD's outstanding common stock.

         On November 14, 2000, we issued 555,556 shares of common stock to Dassault Systemes Corp. for a purchase price of $2,000,000 or approximately $3.60 per share pursuant to the terms of a share purchase agreement, dated as of November 14, 2000, by and between PlanetCAD and Dassault.

                              PLANETCAD'S BUSINESS

BACKGROUND

         Today's manufacturers are faced with significant challenges as they strive to develop and maintain products throughout a product's lifecycle. To meet competitive pressures and timely product delivery schedules, manufacturers frequently outsource the design and manufacture of components and assemblies, often using many different suppliers and vendors. This chain of suppliers and vendors is often referred to as the manufacturing supply chain. Managing the manufacturing supply chain is a challenging task and demands an integrated approach to developing, procuring, producing, and delivering products. It is essential that accurate and timely communication of product data is available throughout the manufacturing supply chain.

         Triggered by the rapid growth of electronic commerce of the World Wide Web, Internet-based supply chains have rapidly become the new model for manufacturers worldwide. Electronic manufacturing supply chains use the power of the Internet and the simplicity of a Web browser to meet manufacturers' critical needs.

         As companies move to Internet-based electronic manufacturing supply chains, the challenge is to find effective Internet infrastructure tools and applications that add value to the product engineering and manufacturing process. Several companies have already demonstrated the high value of delivering Internet-based tools and applications for enhancing business processes, including procurement operations. These companies have proven that Internet-based tools and applications can deliver efficiencies and cost savings in core business processes in the manufacturing sector. We believe that the Internet is an effective medium for system, process and supplier integration.

         To be effective, the Internet-based manufacturing supply chain must be able to communicate engineering model data unambiguously, regardless of the format in which the data was originally created. Further, the engineering data must be integrated with the manufacturer's existing product development software, including product data management (PDM) and enterprise resource planning (ERP) systems. To date, we believe that no supplier has provided an Internet-based software application for the management and integration of engineering data in the electronic manufacturing supply chain. PlanetCAD was created to provide Internet-based management and integration resources for CAD models by capitalizing on the engineering data interoperability expertise and proprietary technology in model healing and translation developed by us over the past decade.

BUSINESS DEVELOPMENT

         Since our inception, we have specialized in the design, development and marketing of the ACIS 3D modeling software and related component technology. Our component software division licensed our 3D software products to OEMs for building commercially available 3D software products, to large manufacturing companies for building in-house proprietary 3D applications and to leading universities and research institutions worldwide. In December 1998, we acquired all of the outstanding common stock of IDA in a common stock exchange transaction. Established in 1983, IDA developed and marketed software for the sharing, access and exchange of electronic product data throughout the manufacturing process. Throughout 1999, we continued our development schedule for our flagship product ACIS 3D Toolkit and related component technology. In addition, two releases of the IntraVISION family of viewing products were shipped and we continued to lead the 3D component modeling market with a total of 550 ACIS licensees, more than 210 ACIS-based applications and over 1.5 million end-user seats of ACIS-based products.

         The year 1999 involved an important strategic transition for our company as we moved to capitalize on our wealth of proprietary 3D technology and offer 3D Web-based B2B application services through the initiation of our PlanetCAD division in addition to our component software division. The PlanetCAD Division focused on the development, marketing, sales, support and integration of 3D B2B application services and supporting technology while the Component Software Division developed, marketed and supported 3D component software products for our traditional OEM software market segment and for the PlanetCAD Division. In November 1999, the PlanetCAD division successfully launched our first B2B application service, 3Dshare.com, for CAD model interoperability and became one of the manufacturing industry's first Web-based application services for professional engineers. We created 3DShare.com as the first Application Service under the PlanetCAD umbrella.

         In July 2000, we acquired certain assets and liabilities of Prescient Technologies, Inc. With the acquisition of Prescient in July 2000, we acquired over one hundred major manufacturing customers in the automotive, aerospace and discrete manufacturing markets worldwide. These companies are natural consumers of PlanetCAD Enterprise Solutions. Our applications engineers will provide technical sales support and implementation services. The engineering team will help to ensure successful customer implementations, while turning implementation experiences into new features.

DISPOSITION OF COMPONENT SOFTWARE DIVISION

         On November 14, 2000, we completed the sale of the assets of our component software division to Dassault Systemes Corp. for approximately $25 million, and, at the same time, changed our name from Spatial Technology Inc. to PlanetCAD Inc. The sale was effected pursuant to a Purchase Agreement dated July 4, 2000, as amended September 2, 2000, among PlanetCAD, Spatial Components, LLC, and Dassault, pursuant to which we formed Spatial Components, LLC as a wholly owned subsidiary of PlanetCAD and capitalized it with all of the assets and certain of the liabilities of our component software division. At the closing of the sale of the component software division to Dassault, we transferred all of the membership interests in Spatial Components, LLC to Spatial Corp., a wholly owned subsidiary of Dassault and the assignee of Dassault under the purchase agreement. Upon the completion of the transfer, Spatial Components, LLC, and therefore the component software division, became a wholly owned subsidiary of Spatial Corp. At the closing, $1 million of the purchase price was escrowed to partially secure our potential indemnification obligations to Dassault under the purchase agreement, which amount, or remaining portion thereof, will be released from escrow to us on the first anniversary of the closing. The sale of the component software division will permit us to focus our efforts entirely on the PlanetCAD business.

         As an additional inducement to us to enter into the purchase agreement, Dassault agreed to make a $2.0 million investment in PlanetCAD in exchange for 555,556 shares of our common stock pursuant to a Share Purchase Agreement dated November 14, 2000. The shares of our common stock issued to Dassault under the share purchase agreement carry the same rights as the outstanding shares of our common stock held by our existing stockholders. As a result of the sale, Dassault owns, in the aggregate (including exercise in full of all outstanding warrants to acquire shares of our common stock owned by Dassault), 1,004,831 shares of our common stock. The 555,556 shares acquired by Dassault are being registered hereby in accordance with the terms of the transaction with Dassault.

         In September 2000, Dassault loaned to the Company $2 million of the purchase price for the sale of the component software business in advance of the closing of the transaction. In November 2000, Dassault loaned us an additional $2 million of the purchase price in advance of the closing of the transaction. We repaid the aggregate amount of both loans, including accrued and unpaid interest, as an offset against the purchase price at the closing.

INTELLECTUAL PROPERTY AGREEMENTS ENTERED INTO WITH DASSAULT

         The application services offered through PlanetCAD use component software sold to Dassault in connection with the sale of the component software division in providing services. In addition, Dassault has licensed PlanetCAD the right to use certain Dassault software and other intellectual property, and we have licensed to Dassault software retained by us. In order to define the relationship, PlanetCAD and Dassault have entered into the intellectual property agreements described below.

         CROSS-LICENSE AGREEMENT

         Under the terms of the Cross-License Agreement, Dassault granted back to us a perpetual, non-exclusive license to use certain 3D component applications software products sold to Dassault as part of the sale of the component software division, including ACIS and IntraVISION. In consideration for Dassault Systemes' license, we will pay Dassault Systemes a royalty equal to a specified percentage of our net revenue resulting from any Internet services facilitated by or based on the Dassault Software. The royalty is subject to a minimum annual payment. We will pay a separate royalty in connection with the distribution of the IntraVISION and ACIS Open Viewer Plug-Ins application software.

         We have agreed to grant Dassault Systemes a perpetual, royalty-free, non-exclusive license to use and modify internally certain of our data translation and data exchange application software including IGES and STEP Toolkits. Dassault Systemes also has the right to distribute the Software in run-time or object code format as component products and/or stand-alone software products or in connection with providing application service provider and other enterprise services to Dassault Systemes' customers. Dassault Systemes has agreed to develop CATIA/SAT translator software and grant us a perpetual, royalty-free, non-exclusive license to use and modify the translator software as an underlying application for our Internet services and to distribute run-time versions of the translator software in connection with our internet services. Each party has agreed to provide the other with maintenance in connection with the licensed software.

         CO-BRANDING AGREEMENT

         Under the Co-Branding Agreement, we and Dassault Systemes have agreed to jointly market translation and healing application services, similar to those currently offered on our web sites under the product name "3Dshare.com," via one or more Dassault Systemes web sites. We have granted Dassault Systemes a royalty-free, non-exclusive license to use our web service infrastructure software for the purpose of providing the Co-Branded Service to its customers. We will host the Co-Branded Service and will make the Co-Branded Service accessible from any Dassault Systemes web site that Dassault Systemes may request. In consideration of the infrastructure license and performance of our obligations under the Co-Branding Agreement, we will be entitled to a percentage of the net revenues derived from the sale of the Co-Branded Service.

         SERVER SOFTWARE LICENSE AGREEMENT

         Under the terms of the Server Software License Agreement, we have granted Dassault Systemes a non-transferable, non-exclusive license to certain of our web site infrastructure applications software. Dassault Systemes will have the right to use and modify the Server Software internally to provide application services provider and related Internet services to its customers. In addition, Dassault Systemes will have the right to distribute the Server Software in connection with those Dassault Systemes software products and services in which it has incorporated the Server Software. In consideration for the license of the Server Software, Dassault Systemes will pay us a royalty equal to a specified percentage of the net revenue resulting from the sale of any products or services offered by Dassault Systemes incorporated or facilitated by the Server Software. Dassault Systemes will also pay us an initial license fee for use of the Server Software, which will offset a percentage of the royalty payments due from Dassault Systemes going forward. In consideration for the license fee and royalty payments, we will provide Dassault Systemes with maintenance and support services for the Server Software for four years.

         WEB SERVICES AGREEMENT

         Under the Web Services Agreement we, will have the right to market and distribute, via our 3Dshare.com and PlanetCAD.com Web sites, certain Web services using Dassault Systemes' application software. We will assist Dassault Systemes in adapting these applications for Internet use by providing a fixed amount of technical support at no charge to Dassault Systemes and further support, if necessary, at a discount from our standard consulting rate. We will also, at our own expense, develop the Web pages and functions needed to market and distribute the agreed upon Dassault Systemes Web services. We have agreed to spend a minimum percentage of the revenue generated through the distribution of each Web service on advertising programs related to that service for thirty months after the implementation of each service and a minimum amount on advertising in the first year of each service. As consideration for marketing and distributing the Web services, we will receive a percentage of net revenues generated by sales of the Web services on our Web sites.

         JOINT SOFTWARE LICENSE AGREEMENT

         Under the terms of the Joint Software License Agreement, we have granted Dassault Systemes, a perpetual, royalty-free license to use, modify and distribute certain translator and healing software jointly developed by us and certain third parties and to use and distribute certain software licensed to us by certain third parties. The license will be exclusive to Dassault Systemes for use of the Joint Software as component products and non-exclusive for all other purposes. We will provide Dassault Systemes with maintenance and support services for the Joint Software for five years from the date of the agreement at no cost to Dassault Systemes.

         MASTER SOFTWARE RESELLER AGREEMENT

         Under the terms of the Master Software Reseller Agreement, we have granted Dassault Systemes a non-exclusive, non-transferable license to market, promote, reproduce for distribution, distribute and sublicense certain software products and to use a reasonable number of copies of those products for demonstration and training purposes only. We will provide Dassault Systemes with reasonable quantities of standard product marketing materials and product related training.

         INTRAVISION LICENSE AGREEMENT

         Spatial Corp., a wholly owned subsidiary of Dassault Systemes, has agreed to grant PlanetCAD a worldwide, non-exclusive license to use, maintain and support, access and reproduce the IntraVISION Software Development Toolkit source code for the purposes of porting, problem identification or fulfilling escrow obligations to third parties. Dassault Systemes will retain the right to use the IVSDK for all purposes other than for the development of end user products.

PLANETCAD EMPLOYEES

         As of November 18, 2000, we had 65 full-time employees, including 38 in product development, quality assurance and technical support, 18 in sales and marketing and 9 in administration. Our employees are not subject to any collective bargaining agreements, and management believes its relations with our employees are good.

THE OPPORTUNITY

         Since PlanetCAD was established as a separate division, we have developed significant software expertise in engineering and 3D software markets while becoming identified as a neutral supplier of engineering data exchange and integration solutions. In addition, we have developed customer relationships with many CAD/CAM/CAE application software providers and been recognized as a "first mover" Internet-based tools and applications supplier for manufacturers worldwide. We believe that our new relationship with Dassault Systemes will help us to become a leading provider of Internet-based tools and applications that maximize the value of engineering data in the Internet-based manufacturing design and procurement supply chain. This new relationship with Dassault Systemes is memorialized in a number of agreements entered into in connection with the recent sale of our Component Software Division to Dassault. The industrial market segment, which includes manufacturers of automobiles and automotive components, airframes, aircraft engines and parts, computers and peripherals, telephone equipment, molds and dies, and machine tools, among others, is our primary target market.

OUR APPLICATIONS AND SERVICES

         We provide tools and applications that enhance the value of engineering data in the Internet-based manufacturing design and procurement supply chain. We enhance engineering data by addressing problems that affect data interoperability. This includes, but is not limited to, CAD data translation and 3D model healing to enable communication of engineering data with varying formats and precision. Our business-to-business platform, Internet-based software applications, and engineering oriented web framework services enable efficient engineering information exchange and integration for professional manufacturing and design engineers worldwide. Engineers and managers can benefit from efficient engineering data integration into Internet-based manufacturing design and procurement processes, which can lower the cost of production and speed introduction of products to market.

         Our products include PlanetCAD Enterprise Solutions, PlanetCAD e-Applications(TM) and PlanetCAD.com(R), along with professional services that help implement a transparent integration of engineering data with existing manufacturing systems in corporate product design and production processes.

         PlanetCAD Enterprise Solutions are Intranet-based software packages that are installed within a corporate firewall. They help manage transactions and interactive business processes by simplifying engineering data flows between design and manufacturing engineers and their suppliers. Key features of PlanetCAD Enterprise Solutions include:

         o        installation in the OEM's or first tier supplier's Intranet;

         o integration of engineering data flows into CAD, PDM, ERP, and legacy systems for more efficient management of the Internet-based manufacturing design and procurement supply chain;

         o simplification of communication of engineering data with varying formats and precision; and

         o        optimization of design and manufacturing business processes.

         Our products include data interoperability, data quality management, visualization and collaboration, and process automation solutions. We focus on providing e-Applications to enhance business practice in the following areas:

         o data interoperability, including such applications such as CAD data translation, 3D model healing, engineering data quality, and engineering data distribution;

         o visualization and collaboration, including 3D viewing, markup and collaboration; and

         o process automation, including applications for data quality certification, request for quote management, process planning and costing, and engineering change order management.

         We are pioneers in Internet delivery of engineering application services, having launched 3Dshare.com in the fourth quarter of 1999 as the first server-based, pay-per-use engineering service on the Internet. 3Dshare.com provides automated, online 3D engineering model translation and repair. 3Dshare.com is the CAD/CAM/CAE industry's first-ever Web-based software application for translating, repairing and improving 3D models. This application service provides engineers with a cost-effective Web solution for enhancing translated models, making them more usable in multiple engineering processes, including design, analysis, and manufacturing. We subsequently launched 3Dpublish.com, a service for providing two-dimensional publishing output from three-dimensional models.

         Another of our products, IntraVISION, provides users with a single tool to access various forms of product data (legacy information, plot files, documents and CAD models) produced from a variety of different applications, enabling them to share, communicate and review data used in the creation, support and maintenance of manufactured products. IntraVISION preserves the intelligence found in the native CAD/CAM file and provides users the ability to view, measure, markup and manipulate the accurate data of original designs and concurrent engineering processes.

         We introduced our first third party application service, Quote-A-part.com, in the fourth quarter of 2000 in partnership with Tecnomatix Technologies Ltd., a leading supplier of factory automation and process planning software. Quote-A-part is an automated service for estimating the cost of producing a physical part from a digital model.

         We plan to introduce an important e-Application for secure model distribution in the fourth quarter of 2000. In addition, we plan to introduce a service code-named 3Dquality.com, a keystone e-Application for CAD model quality certification and management that will be based on the Design/QA product from Prescient Technologies, a company acquired by us in July 2000. We are targeting to have as many as eight e-Applications available over the next year.

         We plan to make our flagship Web site, PlanetCAD.com, the premier Internet destination for manufacturing and design engineers. PlanetCAD.com includes all PlanetCAD e-Applications, making them available to a broad public user base. Manufacturers that use PlanetCAD Enterprise Solutions can also use PlanetCAD.com to access a broader supplier base and provide incremental e-Application functionality to corporate users, while suppliers can potentially access additional manufacturing customers. When enterprise customers of PlanetCAD Enterprise Solutions establish relationships with new suppliers through PlanetCAD.com, both they and the new suppliers will be using the same Internet-based software platform and tools for engineering data interoperability, minimizing costly engineering data exchange and integration issues.

OUR STRATEGY

         We plan to capitalize on the market opportunity by:

         o Providing enterprise and Internet-based applications for engineering data that give manufacturers a cost-effective alternative to performing similar tasks with their own staff or software

         o Providing high-value e-Applications to optimize customer/supplier business processes

         o Aggregating in-house and third party e-Applications and content to deliver comprehensive solutions for the Internet-based manufacturing design and procurement supply chain over the Internet

         o Leveraging partnerships for marketing, distribution and technology

         o Expanding internationally through distribution partners overseas

OUR BUSINESS MODEL

         We plan to focus on the following revenue sources:

         1. Direct sale and implementation of PlanetCAD Enterprise Solutions into major manufacturing companies and their tier one suppliers, generating revenue through:

                  o Subscription fees from corporate usage of PlanetCAD Enterprise Solutions and add on e-Applications and services

                  o ASP fees from hosting Enterprise Solutions at our site when requested by the customer

                  o Professional service fees for implementation, integration, customization, and training

                  o Subscription fees for access to selected functionality of PlanetCAD.com

         2. Use by the public of PlanetCAD.com by second tier and third tier suppliers and enterprise customers will generate revenue through:

                  o Subscription and pay-per-use fees from public usage of e-Applications

                  o Commissions for business generated through usage of process automation e-Applications by suppliers

                  o        Subscription fees for access to selected content

                  o        Advertising

                  o Co-branding partnerships that generate revenue through private branded versions of our Internet-based software applications

         3. Direct sale and implementation of PlanetCAD Enterprise Solutions into large manufacturing companies

         Our primary focus is to sell and install Enterprise Solutions at large manufacturing companies worldwide. Revenue from the sale and implementation of Enterprise Solutions will be generated from monthly leases on a per processor basis. Monthly hosting fees will be charged when the Enterprise Solution is provided by us on an application service provider basis. Professional service fees will be charged for implementation, integration and customization. Finally, subscription fees will be charged for access to selected additional products and services from the PlanetCAD.com Web site.

         We have sold the first and second installations of our Enterprise Solutions to large Japanese manufacturers. We plan to license Enterprise Solutions through our direct sales force and through third party resellers.

         To accelerate sales of our Enterprise Solutions, we intend to build on the strengths of Prescient, a supplier of manufacturing data quality products that we acquired in July 2000. Prescient provides expertise in enterprise product packaging, implementation services, end user sales, and over one hundred major manufacturing customers. We believe that Prescient's customers are ideal candidates for PlanetCAD's Enterprise Solutions.

         We will also seek to use our relationship with Information Services International-Dentsu Ltd. to capitalize on interest in our Enterprise Solutions in the Japanese market. In connection with the sale of our Component Software Division to Dassault, we entered into a reseller agreement for PlanetCAD's Enterprise Solutions with Dassault Systemes. Dassault Systemes is the leading Engineering Software supplier in the automotive and aerospace industries worldwide. In addition, we are seeking to enter into arrangements with first-tier hardware companies to accelerate sales of Enterprise Solutions in connection with sales of those companies' products.

         Enterprise Solutions are sold on a per-application, per-processor basis. The base package includes the PlanetCAD business-to-business Integration Server and software applications for secure data distribution, data quality management, and data translation and repair, running on a single processor. Customers can purchase additional e-Applications at any time, on a per-application basis or as specialized packages targeted at specific vertical niches, such as mold making or tool and die manufacturing. As a customer reaches computing limitations of a processor's ability to process jobs, the customer can subscribe for additional processors to increase capacity. We have adopted this subscription sales model in order to improve customer acceptance of PlanetCAD Enterprise Solutions by providing customers with complete control of application usage and capacity planning.

         Subscription fees for e-Applications vary depending on the service provided, but we believe that we have established prices that are low enough to make cost justification straightforward.

         We will generate incremental revenue by hosting, for an additional fee, Enterprise Solutions on our own hardware on an application service provider basis. We will also establish virtual private networks (VPN) for manufacturers and their suppliers for an incremental fee.

         After the initial installation, we expect that some enterprise customers will purchase additional services for their PlanetCAD Enterprise Solutions. We will provide implementation consulting, training and support for PlanetCAD Enterprise

Solutions, building on the expertise of the Prescient implementation services team. These scalable services will help our customers maximize the benefit of their Enterprise Solutions. We will try to build alliances with system integrators and international consulting companies to help satisfy the expected demand for implementation services. We also plan to expand our Internet-based "customer care" services to increase the availability of support tools and on-line help around-the-clock.

USAGE OF PUBLIC INTERNET SITE BY SECOND TIER AND THIRD TIER SUPPLIERS

         We provide PlanetCAD.com as a public Internet service so second tier and third tier suppliers can benefit from the same e-Applications as enterprise customers. PlanetCAD.com also provides an evaluation mechanism for enterprise customers who wish to try new e-Applications before they license them as Enterprise Solutions. We generate revenue from PlanetCAD.com through usage of e-Applications on a pay-per-use and subscription basis by registered users of the public site.

         Subscription fees for e-Applications vary depending on the service provided, but are priced to provide cost efficient services when compared to the cost of performing similar functions through current business practices. For example, 3Dshare.com users are charged based on the size (in megabytes) of the models they wish to have translated and/or healed. Currently, many manufacturing companies solve difficult CAD data translation and healing problems by having an employee manually repair an imperfect model using a seat of a CAD system. Often the engineer does not have experience with the CAD system used to create the original model, which forces many suppliers to purchase multiple CAD system licenses and employ specialists in different CAD systems, just to be able to read and write customer CAD data. 3Dshare.com pricing is approximately 10% of the expected cost of this manual translation and repair process, and its pay-per-use or subscription-based pricing model virtually eliminates the cost of owning multiple CAD systems and employing more CAD specialists than needed for model interoperability tasks. Quote-A-part.com users will be charged under a similar pricing strategy. We believe this pricing model will be attractive to prospective users in small to mid-sized companies.

         We expect that some customers will use e-Applications from the public PlanetCAD.com site before purchasing them as Enterprise Solutions. Fees for public usage of PlanetCAD e-Applications will be slightly higher than for those e-Applications installed in a corporate Intranet.

         We will provide Internet-based commerce solutions targeted at process automation for custom manufacturing. We believe that this is a significant market that is not currently served by other Internet-based service providers. Our first Internet-based service, Bits2PARTS.com, was launched in a limited beta-test form in July 2000 and moved into open beta in September 2000. Bits2PARTS.com allows manufacturers to automate the request for quote process with third party service bureaus that generate physical prototypes of the manufacturers' digital model data. The Bits2PARTS.com target market includes custom manufacturing market segments such as mold, die and machine tool manufacturing. The Bits2PARTS.com software engine integrates tightly with PlanetCAD e-Applications such as 3Dshare.com to assure that a high quality model is delivered with the request for quote to the supplier - a substantial technical differentiator and barrier to entry for competitors. This tight integration provides additional benefits to large manufacturing customers of PlanetCAD Enterprise Solutions, as they integrate their front and back office business and Internet-based manufacturing design and procurement processes.

         The primary revenue streams for Bits2PARTS.com will be subscription fees charged to suppliers and transaction fees generated when a buyer and seller agree to do business on a project quoted through Bits2PARTS. We also plan to generate revenue from advertisements placed by manufacturing sell-side suppliers and equipment suppliers who want to reach new customers in this highly specialized custom manufacturing marketplace.

         The foundation of the Bits2PARTS e-Application is configurable to support other similar business process automation applications, such as project bidding for marketing or sales. We expect this feature will generate incremental revenue from enterprise customers as they integrate and customize the Bits2PARTS platform to support these and other business functions. The flexible nature of the Bits2PARTS platform also provides PlanetCAD with opportunities to leverage the technology to create new e-Applications at low cost.

         PlanetCAD.com will provide a targeted audience for advertisers seeking to sell products and services to design and manufacturing engineers. We expect this revenue stream will be small initially, but that it should become more significant as page views increase. We expect page views to increase as more large manufacturers form private Internet-based manufacturing design and procurement supply chain networks with their community of suppliers, and as smaller manufacturing suppliers leverage PlanetCAD.com as a vehicle to broaden relationships with large manufacturers.

CO-BRANDING RELATIONSHIPS

         We will provide co-branded versions of e-Applications to engineering software companies. In a co-branding agreement, a partner's end user customer will be able to access our e-Applications from the partner's Web site. Co-branded e-Applications will be customized with the partner's look-and-feel, while using our Web infrastructure and application back-end. We will retain prominent branding for each e-Application offered as a co-branded service.

         When a customer visits PlanetCAD.com from a co-branded partner site, we and our co-brand partner will share the revenue generated by the customer based on the relative contribution of each party to the development, marketing, and support of the service. We will typically receive between fifty and eighty percent of this revenue depending on the services provided.

         We recently announced co-branding relationships with Dassault Systemes and Autodesk, Inc., the sixth largest PC software company in the world and the leading supplier of mass market engineering software. These companies will provide a co-branded 3Dshare.com service to their customers worldwide to meet demand for online engineering data translation and quality services. The co-branding agreement with Dassault Systemes was signed in connection with the closing of the sale of our component software division. We plan to execute similar co-branding relationships with additional partners in the coming year.

COMPETITION

         We face potential competition from several fronts, including both larger mechanical engineering software companies and startups. Management believes that there are currently no established manufacturing and design engineering portals or ASPs. Please see "Risk Factors -- Competition in our Industry is Intense" on page 6 of this prospectus.

CUSTOMERS

         We have generated interest from end-users as well as industry press and analysts. 3Dshare.com has won awards including NASA Technical Brief's Product of the Year in 1999, the Industry Week 1999 Technology and Innovation Award, and Cadence magazine's Editor's Choice Award for 1999. PlanetCAD.com had over 9,600 registered users as of November 20, 2000. Many registered users are engineers from some of the world's foremost manufacturing companies. Below is a sample of some of the companies whose employees have registered to use PlanetCAD.com:

Sony                      Nokia                  Toyota                   Sun Microsystems      Qualcomm
Intel                     Kodak                  Schlumberger             Caterpillar           Nissan
Rockwell                  Siemens                Lucent                   Motorola              Honeywell
Boeing                    Freightliner           Iomega                   Honda                 Cummins Engine

         3Dshare.com now has registered users in 100 countries around the world.

EFFECT OF GOVERNMENT REGULATIONS

         Our business faces impacts from certain existing and potential future government regulations. For a more detailed explanation of the potential impact of government regulations on our business see "Our Business Faces Uncertainties and Potential Government Regulations Regarding the Internet" on page 9 of this registration statement.

RESEARCH AND DEVELOPMENT EXPENDITURES

         We did not incur research and development expenditures for internet based products and services until 1999 when we grew our research and development staff significantly, principally to design, develop and implement our Internet based business strategy. The development effort began in June 1999 and included core product, middleware and user interface development. Our first Web based product, 3DShare.com, was released in November 1999.

         Our research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs. For the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, research and development expenses were approximately $0, $1.0 million and $4.4 million respectively. Included in research and development for the nine months ended September 30, 2000 is an expense of approximately $700,000 for outside consulting services related to development of the JAVA version of PlanetCAD's proprietary Web framework. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                             RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning underlying assumptions and other statements that are other than statements of historical facts. Forward-looking statements include, but are not limited to, words such as "anticipate," "estimate," "project," "intend," and similar expressions which we have used to identify these statements as forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially. Our expectations and beliefs are expressed in good faith and we believe them to have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections will be achieved or accomplished. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

         In November 2000, our shareholders approved plans to sell the assets of its component software business to Dassault Systemes Corp. or its assignee in a cash transaction for approximately $25.0 million, which sale was consummated on November 14, 2000. In addition, certain cross licensing agreements for component and Internet technologies were executed as part of the transaction. As a result, the results of operations of our component software division have been reclassified as discontinued operations.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

         REVENUE. For the nine month period ended September 30, 2000, total revenue increased 154% to $1.6 million as compared to $643,000 for the same nine month period in 1999. License fees and royalties increased 150% to $1.2 million in the nine month period ended September 30, 2000, as compared to $482,000 reported for the comparable prior year period. The increase in license fees and royalties is primarily due to sales of products acquired in the July 2000 Prescient acquisition. Service revenue increased 166% to $428,000 for the nine month period ended September 30, 2000, as compared to $161,000 reported for the comparable period in 1999, reflecting increased services to former Prescient customers.

         COST OF REVENUE. For the nine month period ended September 30, 2000 cost of revenue increased 345% to $699,000 from $157,000 reported in the comparable prior year period. The increase in cost of revenue was primarily due to increased customer support costs for Prescient customers including costs related to employees hired in anticipation of revenues. As a percent of total revenue, cost of revenue increased to 43% for the nine months ended September 30, 2000, respectively, as compared to 24% for the comparable period in 1999.

         OPERATING EXPENSES. For the nine month period ended September 30, 2000 total operating expenses increased 522% to $8.2 million from $1.3 million reported in the comparable prior year period. The increase in total operating expenses was primarily due to increased staffing costs associated with the acquisition of Prescient as well as increased staffing to support the development of our Web infrastructure for engineering services. Operating expenses also include an expense of approximately $700,000 for outside consulting services related to development of the JAVA version of PlanetCAD's proprietary Web framework. As a percent of total revenue, total operating expenses increased to 500% for the nine months ended September 30, 2000, respectively, as compared to 204% for the comparable period in 1999.

         SALES AND MARKETING EXPENSES. For the nine month period ended September 30, 2000 sales and marketing expense increased 439% to $2.2 million from $411,000 reported for the nine month period ended September 30, 1999. Increased sales and marketing expense in 2000 as compared to 1999 is due to increased marketing efforts, including advertising, for our Web infrastructure and related internet-based engineering services. For the nine month period ended September 30, 2000 sales and marketing expense increased as a percent of total revenue to 136% versus 64% for the same prior year period.

         RESEARCH AND DEVELOPMENT EXPENSES. For the nine-month period ended September 30, 2000 research and development expense increased 479% to $4.4 million from $760,000 reported in the comparable period in the prior year. Increased research and development expense was due to increased staffing in support of the continued development of our Web infrastructure for engineering services which includes the following application services: 3Dshare.com, Bits2Parts.com and 3Dpublish.com as well as products in the Prescient product line. In addition, research and development expenses for the period also includes an expense of approximately $700,000 for outside consulting services related to development of the JAVA version of our proprietary Web framework. As a percent of total revenue, research and development expense increased to 270% for the nine month period ended September 30, 2000 from 118% for the comparable prior year periods.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 760% to $1.2 million for the nine month period ended September 30, 2000 from $141,000 for the same period in 1999. The increase in general and administrative expenses is due to increased staffing and legal costs to support the Prescient products as well as support for the increased activities in the development of our Web infrastructure for engineering services. As a percent of total revenue, general and administrative expense increased to 74% for the nine month period ended September 30, 2000, from 22% for the comparable prior year period.

         IN-PROCESS RESEARCH AND DEVELOPMENT. In-process research and development expense of $332,000 in the nine months ended September 30, 2000 relates to the acquisition of certain assets and liabilities of Prescient Technologies. There was no acquired in-process research and development expense for the comparable prior period.

         DISCONTINUED OPERATIONS, COMPONENT SOFTWARE. For the nine months ended September 30, 2000 net loss from discontinued operations increased to $3.4 million from $229,000 reported in the comparable period in the prior year. The increase in net loss is primarily due to decreased revenue due in part to increased resistance to upfront license fees by software developers in an increasingly competitive market, as well as from changes to the pricing model for our component software products. Under the new pricing model, component licensees pay only recurring fixed and variable partner fees upon the release and shipment of a software application that incorporates our component software.

1999 COMPARED TO 1998

         REVENUE. For the year ended December 31, 1999, we had $824,000 in revenue compared to no revenue in the prior year. The revenue is primarily from the development of an end-use product related to the product purchased in the December 1998 acquisition of IDA. We acquired all of the outstanding common stock of IDA in exchange for 1,400,000 shares of our common stock. Established in 1983, IDA developed and marketed software for the sharing, access and exchange of electronic product data throughout the manufacturing process.

         COST OF REVENUE. For the year ended December 31, 1999, we had $191,000 in cost of revenue as compared to no cost in the prior year primarily due to services to support the IDA end-use product.

         SALES AND MARKETING EXPENSE. For the year ended December 31, 1999, we had $498,000 in sales and marketing expense compared to no expenses in the prior year primarily due to expenses to sell and market the IDA end-use product.

         RESEARCH AND DEVELOPMENT EXPENSE. For the year ended December 31, 1999, we had $1,022,000 in research and development expense compared to no expense in the prior year. Research and development in 1999 was primarily focused on the development of the IDA end-use product.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense in 1999 was $221,000 compared to no expense in the prior year primarily due to expenses to support the marketing, sales and development of the IDA end-use product.

         DISCONTINUED OPERATIONS, COMPONENT SOFTWARE. For the year ended December 31, 2000, discontinued operations reported a loss of $1.7 million as compared to $172,000 income reported in the comparable period in the prior year. The increase in net loss is primarily due increased research and development expenditures to continue development and support of the component software products.

1998 COMPARED TO 1997

         There were no activities in the PlanetCAD division for the years ended December 31, 1998 and 1997. For the year ended December 31, 1998, we had $172,000 in income compared to a $1.8 million loss for the year ended December 31, 1997. During 1998, we experienced increased revenues from the products in the component software division partially offset by increased research and development expenses.

         LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 2000, we had $1.2 million in cash and cash equivalents. Cash and cash equivalents decreased $96,000 for the nine months ended September 30, 2000, as compared to a decrease of $1.8 million for the comparable prior year period. The decrease in cash is primarily due to the net loss of $10.6 million offset by $6.9 million received in a private equity transaction and a $2 million loan from Dassault. In a private equity transaction, we sold 1.9 million shares of common stock at a price of $3.60 per share and warrants to purchase 1.2 million shares of common stock for $0.05 per share. The $2 million loan received from Dassault was obtained in connection with the sale of our component software division to Dassault which we repaid as an offset against the purchase price received from Dassault at the closing of the sale transaction. Net cash for the year ended December 31, 1999 decreased $3.2 million primarily due to a net loss of $2.8 million, $1 million in equipment purchases and $500,000 cash paid for asset acquired from Sven Technologies, Inc. In June 1999, we acquired certain assets and liabilities of Sven Technologies for a total consideration of $1.4 million, including $500,000 cash and 193,861 shares of common stock and a warrant to purchase 250,000 shares of common stock at $12.50 per share. For the year ended December 31, 1998, net cash decreased $1.3 million primarily due to equipment and software purchases.

     Net cash used for operating activities was $7.3 million for the nine month period ended September 30, 2000 as compared to net cash used in operations of $635,000 for the nine month period ended September 30, 1999. Net cash used by operations in 2000 was primarily the result of the net loss for the nine month period ended September 30, 2000 partially offset by increased accounts payable. Cash used in operations in the nine month period ended September 30, 1999 was primarily the result of increased accrued liabilities associated with cash payments made by PlanetCAD to Sven Technologies in the third and fourth quarters of 1999 in connection with the Sven Technologies acquisition, partially offset by increased accounts receivable and decreased accounts payable. For the year ended December 31, 1999, net cash used by operations was $1.6 million primarily due to our net loss of $2.9 million. For the year ended December 31, 1998, net cash used by operations was $150,000 primarily due to an increase in accounts receivable.

     Net cash used for investing activities totaling $1.8 million for the nine month period ended September 30, 2000 reflects $1.2 million used for equipment purchases, $518,000 used for purchased computer software and $100,000 used in connection with the Prescient acquisition. Net cash used for investing activities during the nine months ended September 30, 1999 includes $525,000 for equipment purchases and $694,000 for purchased computer software including $500,000 in connection with the Sven acquisition. Net cash used by investing activities for the year ended December 31, 1999 was $1.7 million due to $1 million used for equipment purchases, $219,000 used for purchased computer software and $500,000 used for the Sven acquisition. For the year ended December 31, 1998, net cash used by investing activities was $1.1 million due to $629,000 used for equipment purchases and $446,000 used for purchased computer software.

         Net cash provided by financing activities was $9.1 million for the nine months ended September 30, 2000, due to proceeds from the $6.9 million equity transaction in February 2000 as well as proceeds from a $2 million loan from Dassault. Net cash provided by financing activities for the nine month period ended September 30, 1999 was $34,000 reflecting cash used for principal payments on debt partially offset by proceeds from the issuance of common stock in connection with the exercise of employee stock options. Net cash provided by financing activities for the year ended December 31, 1999 was $51,000 due to $141,000 received from the issuance of common stock partially offset by $89,000 used for principal payments on debt. For the year ended December 31, 1998 cash used by financing activities was $7,000 due to principal payments on debt of $190,000 offset by $183,000 in proceeds received from the issuance of common stock.

     In November 2000, we sold the assets of our component software business to Spatial Corp., as wholly owned subsidiary of Dassault Systemes Corp., in a cash transaction of approximately $25 million, less expenses and certain purchase price adjustments. Management believes that cash from the sales of the component software business, together with existing cash and cash generated from operations, will be sufficient to meet our operating and capital requirements for the foreseeable future including at least the next twelve months.

          NEW ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS No. 133, was issued by the FASB in June 1998. Spatial will be required to adopt SFAS No. 133 for the fiscal year ending December 31, 2001. However, because we do not utilize derivative financial instruments, we do not believe the impact of SFAS No. 133 will be material to our consolidated financial position or results of operations.

         In December 1998, the American Institute of Certified Public Accountants("AICPA") issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. We have adopted SOP 98-9 effective for 1999 with no material effect on our consolidated financial statements.

          In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements." SAB 101 provides guidance on revenue recognition issues. We do not anticipate any material effect from SAB 101 on our consolidated financial statements.

          FLUCTUATIONS IN QUARTERLY RESULTS

         We have experienced in the past, and expects to continue to experience in the future, significant fluctuations in quarterly operating results due to a number of factors that are difficult to forecast, including, among others, the volume of orders received within a quarter, demand for our products, the product mix purchased by our customers, competing capital budget considerations of our customers, introduction and enhancement of products by us and our competitors, market acceptance of new products, reviews in the industry press concerning the products of us or our competitors, changes or anticipated changes in pricing by us or our competitors and general economic conditions. Due to the foregoing factors, it is possible that our operating results for some future quarters may fall below the expectations of securities analysts and investors.

                             DESCRIPTION OF PROPERTY

         Our principal executive office is located at 2520 55th Street, Suite 200, Boulder, Colorado 80301, where we lease approximately 15,600 square feet of office space. Lease payments commenced in October 2000 for this facility and are approximately $25,400 per month. The lease obligation escalates 3% per annum.

         As a result of the acquisition of Prescient Technologies, we leased 11,300 square feet of office space in Westborough, Massachusetts. The five-year lease commitment commenced in November 2000 and requires initial monthly payments of approximately $21,650 for the first three years of the lease and approximately $22,590 per month for the last two years of the lease.

         All of our leased properties are in good condition and are adequately covered by insurance.

                                LEGAL PROCEEDINGS

         From time to time we are involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this filing, We are not a party to any legal proceedings, the adverse outcome of which would, in management's opinion, have a material adverse effect on our operating results and financial condition.

                            DESCRIPTION OF SECURITIES

         The following summary of certain provisions of our capital stock is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, as amended, and our bylaws that are referenced as exhibits to this prospectus and by provisions of applicable law.

COMMON STOCK

         We are authorized to issue up to 22,500,000 shares of common stock, $.01 par value. As of November 17, 2000, there were 12,442,863 shares of common stock outstanding, held of record by 118 stockholders. The holders of common stock are entitled to dividends when and as declared by the board of directors from funds legally available to pay such dividends, and, upon liquidation, are entitled to share pro rata in any distribution to holders of common stock. No dividends have ever been declared by our board of directors. We intend to retain any earnings to grow our business and do not expect to pay any dividends on the common stock in the foreseeable future. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. Holders of the common stock have no preemptive rights and no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         We are authorized to issue up to 2,500,000 shares of preferred stock, $.01 par value. The preferred stock is issuable from time to time in one or more series, and our board of directors is authorized to fix or alter from time to time the designation, powers, preferences and relative rights of the shares of each series and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock and establish the number of shares constituting each series up to the maximum number of shares authorized to be issued. As of the date of this prospectus, no shares of preferred stock were issued or outstanding.

CERTAIN PROVISIONS RELATING TO A CHANGE OF CONTROL

         We have adopted certain takeover defenses that may deter third parties from acquiring PlanetCAD and effecting a rapid change of control. Our certificate of incorporation requires the affirmative vote of two-thirds of the stockholders to remove a director from the board of directors without cause. The certificate of incorporation also provides that all board vacancies are to be filled by the remaining directors. Our stockholders are not entitled to elect directors to fill vacancies without prior board approval other than at an annual stockholder's meeting. Finally, our bylaws prohibit less than two-thirds of our stockholders from calling a special meeting, whether for the purpose of replacing directors or for any other purpose. As a result, once elected, our directors may not be removed from office without cause until the next annual meeting of the stockholders. Therefore, a third party interested in taking control of PlanetCAD quickly will not be able to do so unless the third party acquires two-thirds or more of our voting securities at the time of the acquisition.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act").

         Our bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

         In addition, our certificate of incorporation, as amended and in effect as of the date of this prospectus, provides that the liability of its directors for monetary damages will be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to PlanetCAD and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to PlanetCAD, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify each such person to the fullest extent authorized or permitted by the provisions of our certificate of incorporation and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made a party by reason of the fact that they are or were acting as a director, officer, employee or other agent of PlanetCAD or any of our affiliated enterprises. Delaware law permits this indemnification, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of PlanetCAD and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, we maintain director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of PlanetCAD.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is listed on the over-the-counter market through the American Stock Exchange under the symbol "PCD." The following table indicates the high and low sale prices per share reported by the American Stock exchange for the periods indicated. These prices do not include retail markups, markdowns or commissions.


                                         1998                        1999                       2000
                                         ----                        ----                       ----
                                  High          Low           High          Low          High          Low
                                  ----          ---           ----          ---          ----          ---
First Quarter                     $2.69         $1.25         $4.31         $2.69        $12.00        $3.88
Second Quarter                    $2.75         $1.75         $4.88         $2.56        $ 8.00        $3.13
Third Quarter                     $2.63         $1.88         $4.94         $3.25        $ 4.44        $1.75
Fourth Quarter                    $3.56         $1.44         $5.88         $2.88        $ 3.25(1)     $1.63(1)

----------

(1)      Through November 17, 2000

         As of November 17, 2000, there were approximately 118 holders of record of PlanetCAD common stock.

         PlanetCAD has never declared or paid dividends on the common stock. We currently intend to retain any further earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

                              PLAN OF DISTRIBUTION

         We are registering the shares offered by the selling stockholders described in this prospectus pursuant to covenants and contractual registration rights contained in a registration rights agreement, dated as of February 22, 2000, by and among PlanetCAD and the selling stockholders identified in this prospectus. The selling stockholders may sell all, some or none of the shares of PlanetCAD common stock offered by this prospectus from time to time directly to purchasers in one or more transactions. Sales may be made on the American Stock Exchange or in private transactions or in a combination of such methods of sale. Such transactions may be at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholder or by agreement between the stockholder and underwriters or dealers who may receive fees of commissions in connection with the sale.

         Any of the selling stockholders may from time to time offer shares of PlanetCAD common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the shares for whom they may act as agent. Each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of PlanetCAD common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Alternatively, the selling stockholders may sell all or a portion of the shares of PlanetCAD common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the shares of PlanetCAD common stock as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best effort basis.

         From time to time, the selling stockholders may transfer, pledge, donate or assign shares of PlanetCAD common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of the prospectus. The number of the selling stockholders' shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of PlanetCAD common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

         A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of PlanetCAD common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares of PlanetCAD common stock by such broker-dealers. In addition, the selling stockholder may, from time to time, sell short the shares of PlanetCAD common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of PlanetCAD common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

         The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of PlanetCAD common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of PlanetCAD common stock described herein, and any selling stockholder may transfer, devise or gift such securities by other means not described herein.

         We have agreed to keep the registration of the shares offered by this prospectus effective until all of the shares offered by this prospectus either
(1) may be immediately sold to the public without registration or restriction pursuant to Rule 144(k) under the Securities Act or (2) have been sold. We will pay substantially all of the expenses incurred by the selling stockholders and PlanetCAD incident to the offering and sale of the shares described herein, excluding broker's fees, underwriting discounts, commissions and similar selling expenses. These expenses may include, but are not limited to, registration, listing and qualification fees, printers and accounting fees, the fees and disbursements of our counsel, and the fees and disbursements of counsel for the selling stockholders not in excess of $15,000. Our expenses in connection with the offering and sale of these shares are expected to be $150,000. We will not receive any of the proceeds from the sale of securities by the selling stockholders. However, if one or more of the selling stockholders exercise their rights under the warrants, we could receive up to $7.8 million in gross proceeds, which represents the aggregate exercise price for all of the shares of common stock underlying the warrants. All proceeds we receive, if any, will be used for general corporate purposes.

         To the extent required, the specific shares of PlanetCAD common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                                  LEGAL MATTERS

         Hogan & Hartson L.L.P. will pass upon certain legal matters for us regarding the validity of the PlanetCAD common stock described by and offered in connection with this prospectus.

                                     EXPERTS

         The financial statements for PlanetCAD Inc. (formerly Spatial Technology Inc.) and Prescient Technologies, Inc. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements for Sven Technologies, Inc. as of December 31, 1997 and 1998 and for the years then ended have been included herein and in the registration statement in reliance upon the report of Hood & Strong LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. It includes all amendments, exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding our common stock and PlanetCAD, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. We are a reporting company and have filed or intend to regularly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Statements contained in this prospectus concerning the provision of documents filed as exhibits to the registration statement are necessarily summaries that disclose the material terms of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement or any other document we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room's operations. We are required to file these documents with the Securities and Exchange Commission electronically. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

           PLANETCAD INC. (FORMERLY SPATIAL TECHNOLOGY INC.)

         Independent Auditors' Report.............................................................................     F-1

         Consolidated Balance Sheets as of December 31, 1998 and 1999 and September 30, 2000 (unaudited)..........     F-2

         Consolidated Statements of Operations, years ended December 31, 1998 and 1999 and
           nine months ended September 30, 1999 and 2000 (unaudited)..............................................     F-3

         Consolidated Statements of Stockholders' Equity, years ended December 31, 1998 and 1999
           and nine months ended September 30, 2000 (unaudited)...................................................     F-4

         Consolidated Statements of Cash Flows, years ended December 31, 1998 and 1999 and
           nine months ended September 30, 1999 and 2000 (unaudited)..............................................     F-6

         Notes to Consolidated Financial Statements...............................................................     F-7

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         Pro Forma Unaudited Condensed Combined Balance Sheet as of  September 30, 2000...........................    F-20

         Pro Forma Unaudited Condensed Combined Statement of Operations, nine months ended September 30, 2000.....    F-21

         Pro Forma Unaudited Condensed Combined Statement of Operations, year ended December 31, 1999 ............    F-22

         Notes to Unaudited Pro Forma Condensed Combined Financial Statements.....................................    F-23

           PRESCIENT TECHNOLOGIES, INC.

         Independent Auditors' Report.............................................................................    F-25

         Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000 (unaudited)............................    F-26

         Statements of Operations, years ended December 31, 1998 and 1999 and six
           months ended June 30, 1999 and 2000 (unaudited)........................................................    F-27

         Statements of Stockholders' Deficit, years ended December 31, 1998 and 1999 and
           six months ended June 30, 2000 (unaudited).............................................................    F-28

         Statements of Cash Flows, years ended December 31, 1998 and 1999 and six months
           ended June 30, 1999 and 2000 (unaudited)...............................................................    F-29

         Notes to Financial Statements............................................................................    F-30

           SVEN TECHNOLOGIES, INC.

         Independent Auditors' Report.............................................................................    F-36

         Balance Sheets as of December 31, 1997 and 1998..........................................................    F-37

         Statements of Operations, years ended December 31, 1997 and 1998.........................................    F-38

         Statements of Stockholders' Equity (Deficit), years ended December 31, 1997 and 1998.....................    F-39

         Statements of Cash Flows, years ended December 31, 1997 and 1998.........................................    F-40

         Notes to Financial Statements............................................................................    F-41

         Condensed Balance Sheet as of June 29, 1999 (unaudited)..................................................    F-46

         Condensed Statements of Operations and Accumulated Deficit, six months ended June 30, 1998
           and June 29, 1999 (unaudited)..........................................................................    F-47

         Condensed Statements of Cash Flows, six months ended June 30, 1998 and June 29, 1999 (unaudited).........    F-48

         Notes to Condensed Financial Statements (unaudited)......................................................    F-49

                          INDEPENDENT AUDITORS' REPORT


         The Board of Directors and Stockholders
         PlanetCAD Inc. (formerly Spatial Technology Inc.):

                  We have audited the accompanying consolidated balance sheets of PlanetCAD Inc. (formerly Spatial Technology Inc.) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PlanetCAD Inc. (formerly Spatial Technology Inc.) and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                    KPMG LLP



         Boulder, Colorado
         January 27, 2000, except as to Note 1(j), which is as of November 14, 2000

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)
                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS


                                                                                     DECEMBER 31,             SEPTEMBER 30,
                                                                              -------------------------       -------------
                                                                                1998             1999             2000
                                                                              --------         --------         --------
                                                                                (RESTATED, NOTE 1(j))          (UNAUDITED)
Current Assets:
  Cash and cash equivalents ..........................................        $  4,534         $  1,324         $  1,228
  Accounts receivable, net of allowance of $0, $0
     and $49 in 1998, 1999 and 2000 respectively .....................              --               --            1,169
  Prepaid expenses and other .........................................              --               --              657
  Net assets of discontinued operations (note 1(j)) ..................           5,186            6,791            5,589
                                                                              --------         --------         --------
          Total current assets .......................................           9,720            8,115            8,643
Equipment, net (note 3) ..............................................              --               36              752
Purchased computer software, net (note 2) ............................              --               --            1,292
                                                                              --------         --------         --------
  Total Assets .......................................................        $  9,720         $  8,151         $ 10,687
                                                                              ========         ========         ========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable ...................................................        $    626         $  1,028         $  3,021
  Notes payable (note 4) .............................................              --               --            2,000
  Other accrued expenses .............................................           1,203            1,245            1,836
  Deferred revenue ...................................................              --               --              262
  Current maturities of long-term debt (note 4) ......................              10               --               --
                                                                              --------         --------         --------
          Total current liabilities ..................................           1,839            2,273            7,119
                                                                              --------         --------         --------
Long-term debt, less current maturities (note 4) .....................              79               --               --
                                                                              --------         --------         --------
Stockholders' Equity (note 5):
  Preferred stock, $0.01 par value. 2,500,000 shares authorized; none
     issued or outstanding ...........................................              --               --               --
  Common stock, $.01 par value. 22,500,000 shares authorized;
     9,239,791, 9,508,179 and 11,837,307 shares outstanding
     in 1998, 1999 and 2000 respectively .............................              92               95              118
  Additional paid-in capital .........................................          24,929           25,828           34,118
  Accumulated deficit ................................................         (17,075)         (19,936)         (30,524)
  Accumulated other comprehensive loss ...............................            (144)            (109)            (144)
                                                                              --------         --------         --------
          Total stockholders' equity .................................           7,802            5,878            3,568
                                                                              --------         --------         --------
Commitments and contingencies (note 7)
  Total Liabilities and Stockholders' Equity .........................        $  9,720         $  8,151         $ 10,687
                                                                              ========         ========         ========


          See accompanying notes to consolidated financial statements.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                      YEAR ENDED                    NINE MONTHS ENDED
                                                                     DECEMBER 31,                     SEPTEMBER 30,
                                                               ------------------------         -------------------------
                                                                 1998            1999             1999             2000
                                                               --------        --------         --------         --------
                                                                (RESTATED, NOTE 1(j))                  (UNAUDITED)
Revenue:
  License fees and royalties ..........................        $     --        $    569         $    482         $  1,204
  Services ............................................              --             255              161              428
                                                               --------        --------         --------         --------
      Total revenue ...................................              --             824              643            1,632
                                                               --------        --------         --------         --------

Cost of revenue:
  License fees and royalties ..........................              --              43               39               13
  Services ............................................              --             148              118              686
                                                               --------        --------         --------         --------
      Total cost of revenue ...........................              --             191              157              699
                                                               --------        --------         --------         --------

Gross profit ..........................................              --             633              486              933
                                                               --------        --------         --------         --------

Operating expenses:
  Sales and marketing .................................              --             498              411            2,216
  Research and development ............................              --           1,022              760            4,403
  General and administrative ..........................              --             221              141            1,218
  Acquired in-process research and
   development (note 2) ...............................              --              --               --              332
                                                               --------        --------         --------         --------
      Total operating expenses ........................              --           1,741            1,312            8,169
                                                               --------        --------         --------         --------

  Net loss from continuing operations .................              --          (1,108)            (826)          (7,236)
                                                               --------        --------         --------         --------

Discontinued operations (note 1(j)):
  Income (loss) from discontinued operations,
     net of income tax expense of $316, $246,
     $214 and $161, respectively ......................             201          (1,753)            (229)          (3,352)
                                                               --------        --------         --------         --------
  Net income (loss) ...................................        $    201        $ (2,861)        $ (1,055)        $(10,588)
                                                               ========        ========         ========         ========

Other comprehensive income (loss):
  Foreign currency translation adjustment .............             (29)             35               (3)             (35)
                                                               --------        --------         --------         --------
  Comprehensive income (loss) .........................        $    172        $ (2,826)        $ (1,058)        $(10,623)
                                                               ========        ========         ========         ========
Basic and diluted income (loss) per common share:
  Continuing operations ...............................        $   0.00        $  (0.12)        $  (0.09)        $  (0.64)
  Discontinued operations .............................        $   0.02        $  (0.19)        $  (0.02)        $  (0.30)
                                                               --------        --------         --------         --------
  Net income (loss) ...................................        $   0.02        $  (0.31)        $  (0.11)        $  (0.94)
                                                               ========        ========         ========         ========

Basic and diluted weighted average number of
  common shares outstanding ...........................           9,307           9,345            9,323           11,206



          See accompanying notes to consolidated financial statements.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (AMOUNTS IN THOUSANDS, EXCEPT SHARES)



                                                                                      COMMON STOCK                ADDITIONAL
                                                                              ----------------------------          PAID-IN
                                                                                SHARES            AMOUNT            CAPITAL
                                                                              ----------        ----------        ----------

Balances at January 1, 1998 ..........................................         9,141,348        $       91        $   24,569
Exercise of common stock options for cash ............................             1,625                --                 3
Common stock issued under employee stock purchase plan ...............            96,818                 1               179
Common stock options issued for purchased computer
  software and services ..............................................                --                --               178
Net earnings .........................................................                --                --                --
Foreign currency translation adjustment ..............................                --                --                --
                                                                              ----------        ----------        ----------
Balances at December 31, 1998 ........................................         9,239,791        $       92        $   24,929
Exercise of common stock options for cash ............................            53,321                 1                97
Common stock issued under employee stock purchase plan ...............            21,206                --                43
Common stock and warrant issued in connection with Sven
  acquisition ........................................................           193,861                 2               759
Net loss .............................................................                --                --                --
Foreign currency translation adjustment ..............................                --                --                --
                                                                              ----------        ----------        ----------
Balances at December 31, 1999 ........................................         9,508,179        $       95        $   25,828
Exercise of common stock options and warrant for cash (unaudited) ....            57,909                 1               185
Common stock issued under employee stock purchase
  plan (unaudited) ...................................................            71,219                --               165
Common stock and warrant issued in connection with
  Prescient acquisition (unaudited) ..................................           300,000                 3             1,054
Common stock options issued for services (unaudited) .................                --                --               144
Common stock and warrant issued in connection with
  private placement (unaudited) ......................................         1,900,000                19             6,742
Net loss (unaudited) .................................................                --                --                --
Foreign currency translation adjustment (unaudited) ..................                --                --                --
                                                                              ----------        ----------        ----------
Balances at September 30, 2000 (unaudited) ...........................        11,837,307        $      118        $   34,118
                                                                              ==========        ==========        ==========


          See accompanying notes to consolidated financial statements.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)
                      (AMOUNTS IN THOUSANDS, EXCEPT SHARES)



                                                                                              ACCUMULATED
                                                                                                 OTHER             TOTAL
                                                                            ACCUMULATED      COMPREHENSIVE     STOCKHOLDERS'
                                                                              DEFICIT            LOSS             EQUITY
                                                                            -----------      -------------     -------------

Balances at January 1, 1998 ..........................................        $(17,276)        $   (115)        $  7,269
Exercise of common stock options for cash ............................              --               --                3
Common stock issued under employee stock purchase plan ...............              --               --              180
Common stock options issued for purchased computer
  software and services ..............................................              --               --              178
Net earnings .........................................................             201               --              201
Foreign currency translation adjustment ..............................              --              (29)             (29)
                                                                              --------         --------         --------
Balances at December 31, 1998 ........................................        $(17,075)        $   (144)        $  7,802
Exercise of common stock options for cash ............................              --               --               98
Common stock issued under employee stock purchase plan ...............              --               --               43
Common stock and warrant issued in connection with Sven
  acquisition ........................................................              --               --              761
Net loss .............................................................          (2,861)              --           (2,861)
Foreign currency translation adjustment ..............................              --               35               35
                                                                              --------         --------         --------
Balances at December 31, 1999 ........................................        $(19,936)        $   (109)        $  5,878
Exercise of common stock options and warrant for cash
  (unaudited) ........................................................              --               --              186
Common stock and warrant issued in connection with
  Prescient acquisition (unaudited) ..................................              --               --            1,057
Common stock issued under employee stock purchase
  plan (unaudited) ...................................................              --               --              165
Common stock options issued for services (unaudited) .................              --               --              144
Common stock and warrant issued in connection with
  private placement (unaudited) ......................................              --               --            6,761
Net loss (unaudited) .................................................         (10,588)              --          (10,588)
Foreign currency translation adjustment (unaudited) ..................              --              (35)             (35)
                                                                              --------         --------         --------
Balances at September 30, 2000 (unaudited) ...........................        $(30,524)        $   (144)        $  3,568
                                                                              ========         ========         ========


          See accompanying notes to consolidated financial statements.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)



                                                                            YEAR ENDED                    NINE MONTHS ENDED
                                                                           DECEMBER 31,                     SEPTEMBER 30,
                                                                    -------------------------         -------------------------
                                                                      1998             1999             1999             2000
                                                                    --------         --------         --------         --------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
Net income (loss) ..........................................        $    201         $ (2,861)        $ (1,055)        $(10,588)
Adjustments to reconcile net earnings (loss)
  to net cash used by operating activities:
       Depreciation and amortization .......................             598              791              574              865
       Acquired in-process research and development ........              --              500              500              332
       Stock options issued for services ...................              --               --               --              144
Changes in operating assets and liabilities, excluding
  effects of business combinations:
     Accounts receivable, net ..............................          (1,249)            (175)            (861)             170
     Prepaid expenses and other ............................            (133)            (205)             (62)            (873)
     Accounts payable ......................................             320              402               (8)           1,765
     Accrued expenses ......................................            (286)             (72)              63              633
     Deferred revenue ......................................             399               52              214              217
                                                                    --------         --------         --------         --------
     Net cash used by operating activities .................            (150)          (1,568)            (635)          (7,335)
                                                                    --------         --------         --------         --------

Cash flows from investing activities:
  Additions to equipment ...................................            (629)          (1,009)            (525)          (1,220)
  Additions to purchased computer software .................            (446)            (219)            (694)            (518)
  Cash paid in business combinations .......................              --             (500)              --             (100)
                                                                    --------         --------         --------         --------
       Net cash used by investing activities ...............          (1,075)          (1,728)          (1,219)          (1,838)
                                                                    --------         --------         --------         --------

Cash flows from financing activities:
  Notes payable and credit line ............................              --               --               --            2,000
  Principal payments on debt ...............................            (190)             (90)             (89)              --
  Proceeds from issuance of common stock, net
       of issuance costs ...................................             183              141              123            7,112
                                                                    --------         --------         --------         --------
       Net cash provided (used) by financing
            activities .....................................              (7)              51               34            9,112
                                                                    --------         --------         --------         --------
Foreign currency translation adjustment
affecting cash .............................................             (29)              35               (3)             (35)
                                                                    --------         --------         --------         --------
  Net decrease in cash and cash equivalents ................          (1,261)          (3,210)          (1,823)             (96)

Cash and cash equivalents at beginning of period ...........           5,795            4,534            4,534            1,324
                                                                    --------         --------         --------         --------
Cash and cash equivalents at end of period .................        $  4,534         $  1,324         $  2,711         $  1,228
                                                                    ========         ========         ========         ========
Supplemental cash flow information:
Cash paid for interest .....................................        $     29         $      5         $      5         $      5
                                                                    ========         ========         ========         ========
Cash paid for income taxes .................................        $    229         $    211         $    150         $    141
                                                                    ========         ========         ========         ========
Supplemental disclosure of non-cash investing
 and financing activities:
Common stock issued for acquisitions .......................        $     --         $    932         $    900         $  1,057
                                                                    ========         ========         ========         ========


          See accompanying notes to consolidated financial statements.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (1) Organization and Summary of Significant Accounting Policies

           (a) Organization and Basis of Financial Statement Presentation

                  PlanetCAD Inc. (PlanetCAD or the Company) (formerly Spatial Technology Inc.) was incorporated under the laws of the State of Delaware on July 7, 1986 to design, develop, and market 3D modeling software. In November 2000, the Company's shareholders approved plans to sell the assets of its component software business to Dassault Systemes Corp. or its assignee in a cash transaction for $25.0 million, subject to certain price adjustments, as well as an amendment to Article I of the Company's certificate of incorporation to change its name from Spatial Technology Inc. to PlanetCAD Inc. The Company consummated the sale to Dassault and effected the name change on November 14, 2000. The results of operations of the component software business have been reclassified as discontinued operations and, accordingly, prior periods have been restated.

                  The accompanying unaudited financial information as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 have been included. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

                  These financial statements have been restated to reflect the discontinued operations associated with the sale of the component software business as described in Note 1(j).

           (b) Earnings (Loss) Per Share

                  Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed based on the weighted average number of common shares outstanding plus the dilutive effect of potential dilutive securities. For the years ended December 31, 1999 and 2000 and the nine month periods ended September 30, 1999 and 2000, diluted loss per share is the same as basic loss per share as the effect of potential dilutive securities is antidilutive. For the years ended December 31, 1998 and 1999, and nine month periods ended September 30, 1999 and 2000, the number of potential dilutive securities excluded from the computation of the diluted weighted average number of common shares outstanding was 107,587, 420,397, 405,266 and 576,835, respectively, consisting primarily of common stock options.

           (c) Cash and Cash Equivalents

                  The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents.

           (d) Revenue Recognition

                           The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon the vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is recognized based upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants ("AICPA")

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


           issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2, and effectively defers the required adoption of those provisions until the Company's fiscal year beginning January 1, 2000. Effective January 1, 1999, the Company adopted the provision of SOP No. 98-9, and the impact on the Company's results of operations, financial position or cash flows was not material. License fee revenue is recognized upon completion of a signed contract and shipment of the software. Revenue from royalties is generally recognized upon receipt of payment. Revenue from maintenance contracts is deferred and recognized ratably over the period of the agreement. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively.

           (e) Equipment and Purchased Computer Software

                  Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from five to seven years. Purchased computer software represents software enhancements acquired from third parties, and is amortized over its estimated useful life of three to seven years, beginning when the software is incorporated into the Company's products.

           (f) Stock-Based Compensation

                  The Company accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations (APB 25). The Company has provided pro forma disclosures of net earnings (loss) and earnings
           (loss) per share as if the fair value based method of accounting for these plans, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation (SFAS
           123)", had been applied. See note 5. The Company accounts for stock awards to non-employees under SFAS 123 and Emerging Issues Task Force Abstract No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

           (g) Impairment of Long-Lived Assets

                  The Company accounts for long lived assets under the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") which requires that long-lived assets and certain identifiable intangibles, including goodwill, held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as discounted present value of expected future cash flows.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


           (h) Research and Development Costs

                  Costs to establish the technological feasibility of computer software products are expensed as incurred. Generally, products are ready for sale upon establishment of technological feasibility. Accordingly, no software development costs have been capitalized by the Company in 1998, 1999 and 2000.

           (i) Income Taxes

                  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

           (j) Discontinued Operations

                  On September 30, 2000, the Company had two operating divisions, the PlanetCAD division and the component software division. The component software division, which the Company sold to Dassault on November 14, 2000, develops, markets and supports 3D component software products for the Company's traditional OEM software market segment and for the Company's PlanetCAD division. The PlanetCAD division develops, markets, sells and supports enterprise wide solutions and products directly to end-users. With the acquisition of Prescient, the Company's PlanetCAD division expanded its product and service offerings with the addition of data analysis products and services. As the Company has consummated the sale of the component software division to Dassault, the results of operations of the Company's component software division for all periods have been presented as discontinued operations in the Company's consolidated financial statements and the net assets from discontinued operations, consisting of accounts receivable, prepaid expenses, equipment, computer software and deferred revenue, have been reclassified to a single line presentation in the accompanying consolidated balance sheets. The Company estimates that the gain on this transaction will be approximately $17 million, net of income taxes. Included in this amount is management's estimate of the amount of expected future losses during the phase-out period.

           Summary operating results of the discontinued operations were as follows:



                                                                  Year ended                    Nine months ended
                                                                 December 31,                     September 30,
                                                          -------------------------         -------------------------
                                                            1998             1999             1999             2000
                                                          --------         --------         --------         --------
                                                                                                   (unaudited)
Revenue ..........................................        $ 14,350         $ 14,076           10,786            8,808
Cost of revenue ..................................             764              941              683            1,494
                                                          --------         --------         --------         --------
Gross profit .....................................          13,586           13,135           10,103            7,314

Operating expenses ...............................          13,307           14,781           10,240           10,629
                                                          --------         --------         --------         --------

  Operating income from discontinued
    operations ...................................             279           (1,646)            (137)          (3,315)

Other income (expense) ...........................             238              139              122              124
                                                          --------         --------         --------         --------

  Income (loss) from discontinued operations
    before income taxes ..........................             517           (1,507)             (15)          (3,191)

Income tax expense ...............................            (316)            (246)            (214)            (161)
                                                          --------         --------         --------         --------

  Income (loss) from discontinued
    operations ...................................        $    201         $ (1,753)        $   (229)        $ (3,352)
                                                          ========         ========         ========         ========

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (2) Acquisitions and In-process Research and Development

                  In connection with the sale of the component software division, the Company entered into several intellectual property license agreements which include royalties to be paid and received on the net revenues derived from the sale of specified software products and services by the Company or Dassault and also require both parties to provide maintenance and support for specified software for periods up to five years.

                  In June 1999, the Company acquired certain assets and liabilities of Sven Technologies, Inc. ("Sven") for a total consideration of $1.4 million, including $500,000 cash and 193,861 shares of common stock and a warrant to purchase 250,000 shares of common stock at $12.50 per share. The acquisition was accounted for using the purchase method, and the purchase price was allocated to the assets acquired based on their estimated fair values, including $932,000 of purchased computer software and $500,000 of in-process research and development projects. The purchased computer software will be amortized over seven years. The Company charged the in-process research and development to operations at the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by the Company.

                  In July 2000, the Company acquired certain assets and liabilities of Prescient Technologies, Inc. ("Prescient") for a total consideration of approximately $1.3 million, including $100,000 cash and between 300,000 and 350,000 shares of the Company's common stock, depending on the achievement of certain performance objectives. The acquisition was accounted for using the purchase method and accordingly, results of operations of Prescient have been included in the Company's financial statements from the date of acquisition. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values including $298,000 of accounts receivable, $209,000 in furniture and equipment, $174,000 in other assets, and the assumption of $493,000 in liabilities. In addition, the Company allocated $773,000 of the purchase price to software costs and other intangible assets and $332,000 to in-process research and development projects. The software costs and other intangible assets will be amortized over 3 years. The Company charged the in-process research and development to operations as of the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by the Company.

                  The summary table below, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with the results of operations of Prescient as if the acquisition took place on January 1, 1999 and Sven as if the acquisition took place on January 1, 1998 (in thousands, except per share data).

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                                 Year ended December 31,
                                                -------------------------      Nine months ended
                                                  1998             1999        September 30, 2000
                                                --------         --------      ------------------
Revenue ................................        $     --         $  3,937         $  2,656
Net loss from continuing operations.....        $     --         $ (6,048)        $ (9,554)
Net loss ...............................        $ (1,019)        $ (7,998)        $(12,906)
Basic and diluted loss per share from
  continuing operations.................        $     --         $  (0.62)        $  (0.84)
Basic and diluted loss per share........        $  (0.11)        $  (0.82)        $  (1.13)


                  In December 1998, the Company acquired all of the outstanding common stock of IDA in exchange for 1,400,000 shares of the Company's common stock. Established in 1983, IDA develops and markets software for the sharing, access and exchange of electronic product data throughout the manufacturing process. The merger was accounted for as a pooling of interests and, accordingly, the financial statements for all periods presented were restated to include the assets, liabilities and operations of IDA. Total charges associated with the merger were approximately $319,000 and represent legal, accounting and other costs associated with the integration of the two companies. These costs were charged to operations in December 1998.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (3) Equipment

           Equipment consists of the following (in thousands):



                                                                             December 31,                  September 30,
                                                                             ------------                  -------------
                                                                        1998              1999                 2000
                                                                        ----              ----                 ----
                                                                                                            (unaudited)
         Computer equipment..................................     $            -     $         36         $         851
         Furniture and office equipment......................                  -                -                    10
         Leasehold improvements..............................                  -                -                    33
                                                                  --------------     ------------         -------------
                                                                               -               36                   894
         Less accumulated depreciation.......................                  -                -                  (142)
                                                                  --------------     ------------         -------------
                                                                  $            -     $         36         $         752
                                                                  ==============     ============         =============

         (4) Notes Payable

                  IDA issued subordinated promissory notes to two stockholders. Each promissory note bore interest at 10% per annum, and requires monthly payments of $760 through 2005. Both promissory notes were paid in full during 1999.

                  In September 2000, Dassault made a loan to the Company for $2 million of the purchase price for the sale of the component software business in advance of the closing of the transaction, which amount, including accrued and unpaid interest, was repaid by the Company as an offset against the purchase price at the closing. In November 2000, Dassault advanced an additional $2 million to the Company, which was also repaid at the closing date.

         (5) Stockholders' Equity

         Preferred Stock

                  In June 1996, the Board of Directors of the Company authorized, at its discretion, the issuance of up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, and privileges of such series. As of December 31, 1999, no shares of preferred stock were outstanding.

         Stock Options

                  In November 2000, the shareholders of the Company approved the 2000 Stock Incentive Plan (2000 Plan). Up to 2,000,000 shares of Common Stock may be issued pursuant to the 2000 Plan. Under the 2000 Plan, the Company may issue incentive stock options, which are granted at an exercise price equal to the fair market value of the stock on the date of grant. Vesting and option term, which may not exceed ten (10) years from the date of grant, are determined by the Board of Directors at the time of grant.

                  In July 1998, the Board of Directors of the Company approved the 1998 Non-officer Stock Option Plan (1998 Plan). Up to 505,000 shares of Common Stock may be issued pursuant to the 1998 Plan. Under the 1998 Plan, the Company may issue nonqualified stock options, which are granted at an exercise price equal to the fair market value of the stock on the date of grant. Vesting and option term, which may not exceed ten (10) years from the date of grant, are determined by the Board of Directors at the time of grant. As of December 31, 1999 options to purchase 312,200 shares of common stock under the 1998 Plan were outstanding at a weighted average exercise price of $3.55.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  In June 1996, the Board of Directors of the Company approved the 1996 Equity Incentive Plan (1996 Plan). Up to 1,350,000 shares of Common Stock may be issued pursuant to the 1996 Plan. Under the 1996 Plan the Company may issue incentive stock options and nonqualified stock options. Incentive stock options are granted at an exercise price not less than the fair market value of the stock on the date of grant, vest over a four-year employment period, and are exercisable over a maximum ten-year employment period. The Company also grants nonqualified stock options under the 1996 Plan that vest over a four-year period or earlier upon the attainment of specific performance objectives, and are exercisable over a maximum ten-year period or upon attainment of such objectives. As of December 31, 1999 options to purchase 1,268,794 shares of common stock under the 1996 Plan were outstanding at a weighted average exercise price of $3.05.

                  In June 1996, the Board of Directors approved the 1996 Non-Employee Directors' Stock Option Plan (Directors' Plan). Up to 250,000 shares of Common Stock may be issued pursuant to the Directors' Plan. Stock options granted under the Directors' Plan are granted at not less than the fair market value of the stock on the date of grant and are immediately exercisable over a ten-year period from date of grant. As of December 31, 1999, options to purchase 141,000 shares of common stock under the Directors' Plan were outstanding at a weighted average exercise price of $3.42.

                  In August 1996, the Company's Board of Directors approved the termination, effective upon the initial public offering described above, of the Amended and Restated 1987 Stock Option Plan (1987 Plan). Under the 1987 Plan the Company issued incentive stock options and nonqualified stock options. Incentive stock options were granted at an exercise price not less than the fair market value of the stock on the date of grant, vest over a four-year employment period, and are exercisable over either a five-year or ten-year employment period. The Company also granted nonqualified stock options under the 1987 Plan that vest over a four-year period or upon the attainment of specific performance objectives, and are exercisable over a five-year period or upon attainment of such objectives. As a result of such termination, no additional options may be issued under the 1987 Plan. The options to purchase 51,931 shares of Common Stock at a weighted average exercise price of $4.05 outstanding as of December 31, 1999, will remain exercisable until they expire or terminate pursuant to their terms.

                  On July 7, 2000, the Company entered into a consulting agreement with Charles Bay, a non-employee director. Under this agreement, the Company agreed to issue options to purchase an additional 65,000 shares of common stock to Mr. Bay in addition to the non-discretionary grant of options to purchase 15,000 shares of common stock. Of the additional grant, 25,000 options will vest in equal annual increments over four years, and the remaining 40,000 options will vest on the fifth anniversary of the date of the option grant. However, the Company may accelerate the vesting of the 40,000 options based on Mr. Bay's performance of strategic and financial consulting services and the achievement of certain financial milestones by the Company.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  A summary of the status of the Company's fixed option plans as of December 31, 1998 and 1999 and September 30, 2000 (unaudited) and changes during the periods then ended is presented below:



                                                            Year ended                                  Nine months ended
                                                           December 31,                                   September 30,
                                    ---------------------------------------------------------      --------------------------
                                                1998                             1999                         2000
                                                ----                             ----                         ----
                                                                                                           (Unaudited)
                                     Weighted                        Weighted                       Weighted
                                     Average                          Average                        Average
                                     Exercise                        Exercise                       Exercise
                                      Shares          Prices          Shares           Prices        Shares            Prices
                                    ----------        ------        ----------         ------      ----------          ------
Outstanding at beginning
  of period ................         1,170,649         $3.18         1,207,930         $2.78         1,773,925          3.20
Granted ....................           416,800          2.12           658,811          3.93           894,684          5.00
Exercised ..................            (1,625)         1.88           (37,673)         2.59           (57,909)         3.23
Forfeited ..................          (377,894)         3.28           (55,143)         3.38          (563,315)         4.64
                                    ----------                      ----------                      ----------
Outstanding at end of
  period ...................         1,207,930          2.78         1,773,925          3.20         2,047,385          3.47
                                    ==========                      ==========                      ==========
Weighted-average fair
  value of options granted
  during the period at
  exercise prices equal
  to market price at
  grant date ...............        $     1.33                      $     2.71                      $     3.26
                                    ==========                      ==========                      ==========


The following table summarizes information about fixed stock options outstanding as of December 31, 1999:



                                               Options outstanding                              Options exercisable
                             -----------------------------------------------------       ---------------------------------
                                                    Weighted-                                                   Number
                                 Number              Average                              Exercisable
         Range of            Outstanding at         Remaining                                 at
         Exercise             December 31,        Contractual     Weighted-Average       December 31,     Weighted-Average
         Prices                   1999                Life         Exercise Price            1999          Exercise Price
         ------                   ----                ----         --------------            ----          --------------
         $1.63-2.00              591,566               7.8           $   1.84                 287,312             $ 1.82
         $2.31-3.84              590,783               8.6               3.04                 174,159               2.83
         $4.13-5.00              591,576               7.1               4.71                 372,593               4.82
                               ---------                                                 ------------
                               1,773,925               7.8               3.20                 834,064               3.37
                               =========                                                 ============


The fair value of options granted during 1998 and 1999 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1999:


                                                           1998                1999
                                                           ----                ----
         Risk free interest rate............               5.19%               6.60%
         Expected life......................             4 years             4 years
         Volatility.........................                 68%                 73%

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Pro forma financial information assuming the use of SFAS 123 in accounting for stock based compensation is as follows:



                                                                                              Years ended December 31,
                                                                                              ------------------------
                                                                                                1998            1999
                                                                                                ----            ----
         Net earnings (loss):
           As reported..................................................................     $     201        $ (2,861)
           Adjusted pro forma...........................................................          (219)         (4,080)
         Basic and diluted earnings (loss) per share:
           As reported..................................................................     $    0.02        $  (0.31)
           Adjusted pro forma...........................................................         (0.02)          (0.44)


         Employee Stock Purchase Plan

                  In June 1996, the Board of Directors approved the Employee Stock Purchase Plan. Up to 300,000 shares of common stock may be issued pursuant to the plan. Employees may elect to withhold up to 15% of their compensation for the purchase of the Company's common stock. The amounts withheld are used to purchase the Company's common stock at a price equal to 85% of the fair market value of shares at the beginning or end of each purchase period. As of December 31, 1999 the Company has issued an aggregate of 174,988 shares at an average price of $1.85.

         Warrants

                  A summary of outstanding common stock purchase warrants as of December 31, 1999 is as follows:



                   Shares                                          Exercise               Expiration
                                                                     Price                   Date
                                                                     -----                   ----
           6,666 ...............................                    $ 8.22                   2000
           166,665..............................                      8.22                   2001
           210,000..............................                      6.50                   2001
           22,500...............................                      8.22                   2003
           250,000(a)...........................                     12.50                   2004


                  (a) These warrants were issued in connection with the Sven acquisition, as described in note 2, and were valued using the Black-Scholes option pricing model with the following assumptions; no dividends, volatility of 68%, risk free interest of 6.60% and an expected life of two years.

                  In addition, 1,200,000 warrants with an exercise price of $6.50 per share were issued in connection with the private placement of 1,900,000 shares of the Company's common stock on February 22, 2000. The warrants expire in 2005.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (6) Taxes

                  Tax expense for 1999 is comprised solely of taxes on foreign sales. Tax expense for 1998 consists of foreign taxes for the Company and federal and state income tax expense for IDA.

                  Income tax expense differs from the amount computed by applying the statutory federal income tax rate to loss from continuing operations before income taxes as follows (in thousands):



                                                                          Years ended
                                                                         December 31,
                                                                   -------------------------
                                                                     1998             1999
                                                                   --------         --------
         Expected income tax expense ......................        $     --         $   (388)
         Change in deferred tax valuation allowance
           related to continuing operations ...............              --              424
         State taxes, net of federal benefit ..............              --              (36)
                                                                   --------         --------
         Actual income tax expense ........................        $     --         $     --
                                                                   ========         ========

                  The tax effects of significant temporary differences that result in deferred tax assets and liabilities are as follows (in thousands):



                                                                         December 31,
                                                                   -------------------------
                                                                     1998             1999
                                                                   --------         --------

         Accounts receivable, primarily due to differences
           in accounting for bad debts .........................         37               79
         Property and equipment, primarily due to
           differences in depreciation .........................        (51)             (20)
         Deferred revenue, due to differences in
           revenue recognition for financial statement
           and income tax purposes .............................         22                1
         Accrued expenses, primarily due to difference in
           the period of recognition for financial statement
           and income tax purposes .............................        122              182
         Purchased software, primarily due to differences
           in carrying values for financial statement and
           income tax purposes .................................        (94)            (254)
         Acquired in-process research and development,
           amortized for income tax purposes ...................         --              172
         Research and development and other tax credit
           carryforwards .......................................      1,307            1,896
         Net operating loss carryforwards ......................      5,495            6,620
                                                                   --------         --------
           Total deferred tax assets ...........................      6,838            8,676
         Less valuation allowance ..............................     (6,838)          (8,676)
                                                                   --------         --------
           Net deferred tax assets .............................   $     --         $     --
                                                                   ========         ========

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         At December 31, 1999 and September 30, 2000, the Company had net operating loss carryforwards for regular income tax purposes of approximately $16,176,000 and $27,400,000, respectively, which if not utilized, expire in the years 2003 through 2020. The Company has provided a valuation allowance for the entire deferred tax balance due to uncertainty of the realization of the asset. Such carryforwards may also be limited under Section 382 of the Internal Revenue Code.

                  At December 31, 1999 and September 30, 2000 the Company also had research and development credit carryforwards for income tax purposes available totaling approximately $1,495,000 and $1,800,000, respectively, which if not utilized, expire in the years 2003 through 2020. Such carryforwards may also be limited under Section 383 of the Internal Revenue Code.

         (7) Commitments and Contingencies

                  The Company leases its office facilities and various office equipment under noncancelable operating leases. Future minimum rental payments on these leases were as follows at December 31, 1999 (in thousands):

           2000  .............................................   $  452
           2001  ..............................................     152
           2002  ..............................................     105
           2003  ..............................................      98
           2004  ..............................................      72
                                                                 ------
                 Total future minimum lease payments..........   $  879
                                                                 ======


                  Rent expense was approximately $528,000, $555,000, $396,000 and $530,000 in 1998, 1999 and the nine months ended September 30, 1999 and 2000, respectively.

                  In June 2000, the Company leased 15,600 square feet of additional office space in Boulder, Colorado. The five-year lease commitment commenced in October 2000 and requires initial monthly payments of approximately $25,400. The lease obligation escalates 3% per annum.

                  As a result of the acquisition of Prescient Technologies (see note 2) the Company leased 11,300 square feet of office space in Westborough, Massachusetts. The five-year lease commitment will commence in November 2000 and requires initial monthly payments of approximately $21,650 for the first three years of the lease and approximately $22,590 per month for the last two years of the lease.

                  The Company executed a long-term development agreement with Three-Space Limited, a United Kingdom corporation (TSL), in 1989 (the 1989 Development Agreement) obligating the Company to pay approximately $30,000 per month for specified research and marketing activities. The Company terminated the 1989 Development Agreement and entered into a Software Consulting Agreement with substantially the same financial obligation to the Company. Expenses under the 1989 Development Agreement and the software consulting agreement were approximately $400,000, $398,000 and $200,000 in 1998, 1999 and 2000 respectively.

                  The Company has entered into various licensing agreements, which require the Company to pay royalties on each sale of the licensed software products. Royalty expense under these agreements is included in costs of sales and totaled approximately $291,000, $349,000 and $265,000 in 1998, 1999 and 2000 respectively.

                                 PLANETCAD INC.
                       (FORMERLY SPATIAL TECHNOLOGY INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (8) Concentration of Credit Risk

                  The Company is exposed to potential concentrations of credit risk from its accounts receivable with its various customers. The Company's accounts receivable are from both large multinational corporate customers and smaller companies in a variety of industries, with no concentration in a single industry. However, the Company is subject to credit risk due to economic events or circumstances in the various international and domestic markets in which the Company operates. To reduce this risk, the Company evaluates the creditworthiness of its customers prior to the shipment of software or performance of services.

                                 PLANETCAD INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


                  On July 12, 2000, the Company acquired substantially all of the net assets of Prescient Technologies, Inc. ("Prescient) for total consideration of $1.3 million, including $100,000 cash and 300,000 shares of common stock. In addition, the Company may be required to issue an additional 50,000 shares of common stock if certain performance objectives are met. The additional shares, if any, will be recorded as additional acquisition consideration at the time of issuance. On November 14, 2000 the Company sold the component software business to Dassault Systems for $25 million and Dassault concurrently increased its minority investment in the Company by $2 million. In September 2000, Dassault made a loan to the Company for $2 million of the purchase price for the sale of the component software business in advance of the closing of the transaction, which amount, including accrued and unpaid interest, was repaid by the Company as an offset against the purchase price at the closing. The accompanying historical financial statements have been restated to reflect the reclassification of the component software business to discontinued operations.

                  The unaudited pro forma condensed combined statements of operations of the Company for the nine months ended September 30, 2000 and the year ended December 31, 1999 assume that the Prescient acquisition was completed on January 1, 1999. The unaudited pro forma condensed combined balance sheet of the Company as of September 30, 2000 assumes the sale of the component business was completed on that date.

                  The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of the Company. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical financial statements and the notes thereto of the Company and Prescient, which are included herein.

                  The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the acquisition of Prescient been completed at that date, or at the beginning of the period for which the transactions have been given effect, nor the financial results of the Company in the future.

                                 PLANETCAD INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                 (In Thousands)


                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                                                   FOR THE SALE OF
                                                                      COMPONENT
                                                                      SOFTWARE
                                                     PLANETCAD        DIVISION             TOTAL
                                                     ---------     ---------------        --------
                           ASSETS
Current Assets:
  Cash and cash equivalents .................        $  1,228         $ 19,974(a)         $ 21,202
  Restricted cash............................              --            1,000(a)            1,000
  Accounts receivable, net ..................           1,169               --               1,169
  Prepaid expenses and other ................             657               --                 657
  Net assets of discontinued operations .....           5,589           (5,589)(b)              --
                                                     --------         --------            --------
       Total current assets .................           8,643           15,385              24,028
Equipment, net ..............................             752               --                 752
Purchased computer software and
  other intangibles, net ....................           1,292               --               1,292
                                                     --------         --------            --------
                                                     $ 10,687         $ 15,385            $ 26,072
                                                     ========         ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable ..........................        $  3,021         $     --            $  3,021
  Notes payable .............................           2,000           (2,000)(c)              --
  Accrued expenses ..........................           1,836               --               1,836
  Deferred revenue ..........................             262               --                 262
                                                     --------         --------            --------
      Total current liabilities .............           7,119           (2,000)              5,119
                                                     --------         --------            --------
Stockholder's Equity
  Common stock ..............................             118               --                 118
  Additional paid-in capital ................          34,118               --              34,118
  Accumulated deficit .......................         (30,524)          17,385(d)          (13,139)
  Other comprehensive loss ..................            (144)              --                (144)
                                                     --------         --------            --------
      Total stockholders' equity ............           3,568           17,385              20,953
                                                     --------         --------            --------
                                                     $ 10,687         $ 15,385            $ 26,072
                                                     ========         ========            ========

                                 PLANETCAD INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                PLANETCAD       PRESCIENT
                                               NINE MONTHS     SIX MONTHS
                                                  ENDED           ENDED             PRO
                                              SEPTEMBER 30,      JUNE 30,          FORMA
                                                  2000             2000         ADJUSTMENTS             TOTAL
                                              -------------    -----------      -----------           --------
Revenue ................................        $  1,632         $  1,024         $     --            $  2,656
  Cost of revenue ......................             699              559              129(e)            1,387
                                                --------         --------         --------            --------
Gross profit ...........................             933              465             (129)              1,269
  Operating expenses:
     Sales and marketing ...............           2,216            1,757               --               3,973
     Research and development ..........           4,403              630               --               5,033
     General and administrative ........           1,218              267               --               1,485
     Acquired in-process research
       and development .................             332               --               --                 332
                                                --------         --------         --------            --------
Total operating expenses ...............           8,169            2,654               --              10,823
                                                --------         --------         --------            --------
  Loss from continuing
      operations .......................          (7,236)          (2,189)            (129)             (9,554)
                                                ========         ========         ========            ========
Basic and diluted loss per
  common share from
  continuing operations ................        $  (0.65)                                             $  (0.84)

Basic and diluted weighted
   average number of shares
   outstanding .........................          11,206                               210(f)           11,416

                                 PLANETCAD INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                     PRO
                                                                                    FORMA
                                                PLANETCAD        PRESCIENT       ADJUSTMENTS            TOTAL
                                                ---------        ---------       -----------          --------
Revenue ................................        $    824         $  3,113         $     --            $  3,937
  Cost of revenue ......................             191            1,179              258(e)            1,628
                                                --------         --------         --------            --------
Gross profit ...........................             633            1,934             (258)              2,309
  Operating expenses:
    Sales and marketing ................             498            4,279               --               4,777
    Research and development ...........           1,022            1,701               --               2,723
    General and administrative .........             221            1,136               --               1,357
    Acquired in-process research
      and development ..................              --               --               --                  --
                                                --------         --------         --------            --------
Total operating expenses ...............           1,741            7,116               --               8,857
  Loss from continuing
     operations ........................        $ (1,108)        $ (5,182)        $   (258)           $ (6,548)
                                                ========         ========         ========            ========

Basic and diluted loss per
  common share from
  continuing operations ................        $  (0.12)                                             $  (0.68)

Basic and diluted weighted
   average number of shares
   outstanding .........................           9,345                               300(f)            9,645

                                 PLANETCAD INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



         Disposition of Component Software Division - Pro forma notes

                The pro forma adjustments for the sale of the component software division have been prepared on the basis of assumptions described in the following notes and includes an estimate of the gain on sale. The actual gain on the sale will be calculated based on the actual assets and liabilities disposed of on the closing date of the transaction.

                The Company has agreed to modify the stock options of certain employees of the component software division to allow them to continue to vest during their employment by Dassault. If the employees are still employed by Dassault one year after the closing of the sale, the options will vest. Estimates of the fair values of the options will be calculated at interim periods and included in loss from discontinued operations. Ultimately, the fair value of the remaining options at the date of vesting will be included in loss from discontinued operations. The fair value of the options are not significant as of the initial filing date of this registration statement.

                In connection with the sale of the component software division, Dassault purchased 555,556 shares of the Company's common stock for $2.0 million, which is not shown in the unaudited pro forma condensed combined financial statements.

                The pro forma financial statements give effect to the following pro forma adjustments related to the sale of the component software division:

                (a) To record the cash proceeds from the sale of the component software business pursuant to the Purchase Agreement entered into on July 4, 2000 with Dassault, as amended. Consideration consists of $25.0 million in cash, including $1,000,000 in escrow related to general representations and warranties, less certain adjustments pursuant to the Purchase Agreement and certain expenses related to the transaction totaling approximately $5.0 million.

                (b) As of September 30, 2000, the assets and liabilities of the component software division consisted of the following:


                        Assets:
                          Accounts receivable, net                                          $3,115
                          Prepaid expenses and other                                         1,081
                          Equipment, net                                                     2,001
                          Purchased computer software and other intangibles, net             1,711
                                                                                            ------
                                   Total Assets                                              7,908

                        Liabilities:
                          Deferred revenue                                                   2,319
                                                                                            ------
                                   Net assets of discontinued operations                    $5,589
                                                                                            ======

              (c) To reflect the payment in full of the loan from Dassault to the Company for $2 million.

              (d) An adjustment to accumulated deficit to reflect the estimated gain on the transaction of $17.4 million.

Prescient Technologies, Inc. - Pro forma notes

         The Prescient acquisition was accounted for using the purchase method of accounting. The pro forma adjustments have been prepared on the basis of assumptions described in the following notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Prescient based on estimates of their fair values. In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial information have been made based on the terms and structure of the Prescient acquisition agreement. Prescient was acquired by the Company in July 2000. Accordingly, the results of operations of Prescient subsequent to June
30, 2000 have been included in the Company's results of operations.

         The pro forma financial statements give effect to the following pro forma adjustments related to the Prescient acquisition:

     (e) To reflect the additional amortization of intangible assets from the Prescient acquisition. The acquisition of certain assets and liabilities of Prescient resulted in approximately $773,000 of software costs and other intangible assets, which are being amortized over their estimated useful lives of three years.

     (f) To reflect the issuance of the 300,000 shares of common stock.

                          INDEPENDENT AUDITORS' REPORT

         The Board of Directors
         Spatial Technology Inc.:

         We have audited the accompanying balance sheets of Prescient Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prescient Technologies, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

           KPMG LLP


         Boulder, Colorado
         October 6, 2000

                          PRESCIENT TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                      DECEMBER 31,
                                                               -------------------------         JUNE 30,
                                                                 1998             1999             2000
                                                               --------         --------        -----------
                                                                                                (UNAUDITED)

                                     ASSETS
Current assets:
Trade accounts receivable, net of allowance
  for doubtful accounts of $59, $25 and $25
  in 1998, 1999 and 2000, respectively ................        $  1,005            1,016              298
Prepaid expenses and other ............................             120              280              209
                                                               --------         --------         --------
  Total current assets ................................           1,125            1,296              507
Property and equipment, net ...........................             599              370              209
Capitalized software development costs, net ...........             555              715              817
                                                               --------         --------         --------
  Total assets ........................................        $  2,279            2,381            1,533
                                                               ========         ========         ========

                      LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
Bank overdraft ........................................        $     --              130               60
Trade accounts payable ................................             182              118              181
Due to affiliate, net .................................          10,707           15,584           16,946
Accrued expenses and other liabilities ................             140              322              162
Deferred revenue ......................................             331              490              636
                                                               --------         --------         --------
  Total liabilities ...................................          11,360           16,644           17,985
                                                               --------         --------         --------
Stockholder's deficit
Common stock, $.01 par value, 12,000,000 shares
  authorized; 10,000,000 shares issued and
  outstanding in 1998, 1999 and 2000 ..................             100              100              100
Additional paid-in capital ............................               2                2                2
Accumulated deficit ...................................          (9,083)         (14,265)         (16,454)
Subscription receivable ...............................            (100)            (100)            (100)
                                                               --------         --------         --------
  Total stockholder's deficit .........................          (9,081)         (14,263)         (16,452)
                                                               --------         --------         --------
Commitments and contingencies
  Total liabilities and stockholder's deficit .........        $  2,279            2,381            1,533
                                                               ========         ========         ========


                 See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)



                                            YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                           -------------------------         -------------------------
                                             1998             1999             1999             2000
                                           --------         --------         --------         --------
                                                                                    (UNAUDITED)
Revenue:
License fees ......................        $  2,081            1,929              906              281
Maintenance .......................             819              906              449              450
Professional services .............             865              278              179              293
                                           --------         --------         --------         --------
  Total revenue ...................           3,765            3,113            1,534            1,024
                                           --------         --------         --------         --------
Cost of revenue:
License fees ......................             365              860              258              236
Maintenance .......................             209              214               71              160
Professional services .............             464              105               44              163
                                           --------         --------         --------         --------
  Total costs of revenue ..........           1,038            1,179              373              559
                                           --------         --------         --------         --------
  Gross profit ....................           2,727            1,934            1,161              465
                                           --------         --------         --------         --------
Operating expenses:
Sales and marketing ...............           4,700            4,279            2,123            1,757
Research and development ..........             938            1,701              713              630
General and administrative ........           1,376            1,136              623              267
                                           --------         --------         --------         --------
  Total operating expenses ........           7,014            7,116            3,459            2,654
                                           --------         --------         --------         --------
  Net loss ........................        $ (4,287)          (5,182)          (2,298)          (2,189)
                                           ========         ========         ========         ========


                 See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDER'S DEFICIT

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                      COMMON STOCK        ADDITIONAL
                                                -----------------------     PAID-IN
                                                                         STOCKHOLDER'S  ACCUMULATED    SUBSCRIPTION      TOTAL
                                                  SHARES       AMOUNT       CAPITAL       DEFICIT      RECEIVABLE       DEFICIT
                                                ----------   ----------  -------------  ----------     ------------    ----------
Balances at January 1, 1998 .................       10,000   $       --            2        (4,796)            --        (4,794)
Issuance of common stock to affiliate .......    9,990,000          100           --            --           (100)           --
Net loss ....................................           --           --           --        (4,287)            --        (4,287)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balances at December 31, 1998 ...............   10,000,000          100            2        (9,083)          (100)       (9,081)
Net loss ....................................           --           --           --        (5,182)            --        (5,182)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balances at December 31, 1999 ...............   10,000,000          100            2       (14,265)          (100)      (14,263)
Net loss (unaudited) ........................           --           --           --        (2,189)            --        (2,189)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balances at June 30, 2000 (unaudited) .......   10,000,000   $      100            2       (16,454)          (100)      (16,452)
                                                ==========   ==========   ==========    ==========     ==========    ==========


                See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)


                                                             YEAR ENDED DECEMBER 31,         SIX  MONTHS ENDED JUNE 30
                                                           ----------------------------    ----------------------------
                                                               1998            1999            1999            2000
                                                           ------------    ------------    ------------    ------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
Net loss ...............................................   $     (4,287)         (5,182)         (2,298)         (2,189)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
  Depreciation and amortization ........................            693             754             365             380
  Changes in operating assets and liabilities:
  Trade accounts receivable ............................            930             (11)           (208)            718
  Prepaid expenses and other assets ....................            207            (160)            (43)             71
  Trade accounts payable ...............................            121             (64)            (23)             63
  Due to affiliate .....................................          3,203           4,877           2,275           1,362
  Accrued expenses and other liabilities ...............           (174)            182              79            (160)
  Deferred revenue .....................................           (150)            159             253             146
                                                           ------------    ------------    ------------    ------------
    Net cash provided by operating activities ..........            543             555             400             391
                                                           ------------    ------------    ------------    ------------
Cash flows from investing activities:
Acquisition of property and equipment ..................           (255)           (162)            (51)            (32)
Capitalized software development costs .................           (454)           (523)           (349)           (289)
                                                           ------------    ------------    ------------    ------------
    Net cash used by investing activities ..............           (709)           (685)           (400)           (321)
                                                           ------------    ------------    ------------    ------------
Cash flows from financing activities - bank overdraft ..             --             130              --             (70)
                                                           ------------    ------------    ------------    ------------
    Net decrease in cash and cash equivalents ..........           (166)             --              --              --
Cash and cash equivalents at beginning of period .......            166              --              --              --
                                                           ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period .............   $         --              --              --              --
                                                           ============    ============    ============    ============


                See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

(1) Organization and Summary of Significant Accounting Policies

     (a)  Business and Basis of Financial Statement Presentation

          Prescient Technologies, Inc. (Prescient or the Company) is a wholly-owned subsidiary of Stone & Webster, Incorporated, and was originally incorporated under the laws of the State of Delaware on May 6, 1992 as Stone & Webster Advanced Systems Development Services, Inc. On June 13, 1996 the incorporation was amended, changing the name to Prescient Technologies, Inc. Prescient, is a provider of engineering data quality software solutions for manufactures. The Company's engineering quality tools are used in aerospace, automotive, electronics and other discrete manufacturing industries for detecting, assessing, correcting and preventing product development problems caused by inaccurate, incomplete or inconsistent design modeling practices.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          The accompanying unaudited financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the six months ended June 30, 1999 and 2000, have been included. Operating results for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.

     (b)  Property and Equipment

          Equipment is recorded at cost and depreciated over the useful lives of the assets, which range from two to three years. Costs of maintenance and repairs are charged to operations as incurred. Purchased computer software represents software and enhancements purchased from third parties, and is amortized over its estimated useful life of two years, beginning at purchase, or for enhancements, when the software is incorporated into the Company's products.

     (c)  Capitalized Software Development Costs

          The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," which provides that capitalization of costs begins when technological feasibility has been established and ceases when the product is available for general release to customers, at which time amortization begins on a product-by-product basis. Capitalized costs are amortized over the estimated useful life of the product or the ratio of the current gross revenues to the total of current and estimated total future gross revenues for the product, whichever is greater. Software development costs capitalized in the years ended December 31, 1999 and 2000 and the six months ended June 30, 1999 and 2000 were $457,000, $523,000, $349,000 and $290,000, respectively.
          Amortization of software development costs for the years ended December 31, 1999 and 2000 and the six months ended June 30, 1999 and 2000 was $213,000, $363,000, $165,000 and $187,000, respectively.

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999


     (d)  Fair Value of Financial Instruments

          The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, accounts payable, and accrued expenses and other liabilities. The carrying values of these financial instruments approximate fair value because of their short-term nature.

     (e)  Long-Lived Assets and Assets to Be Disposed Of

          In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used in operations is generally measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed the fair values. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No asset impairment was recognized in 1998, 1999 or 2000.

     (f)  Revenue Recognition

          The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon the vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is recognized based upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2, and effectively defers the required adoption of those provisions until the Company's fiscal year beginning January 1, 2000. Effective January 1, 1999, the Company adopted the provisions of SOP No. 98-9, and the impact on the Company's results of operations, financial positions or cash flows was not material. License fee revenue is recognized upon completion of a signed contract and delivery of the software. Revenue from maintenance contracts is deferred and recognized ratably over the period of the agreement. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively.

     (g)  Stock-Based Compensation


          The Company accounts for its stock-based compensation plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. Under SFAS 123, "Accounting for Stock-Based Compensation," entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net earnings disclosures as if the fair-value-based

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999


          method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosures required by SFAS 123.

     (h)  Liquidity

          The Company incurred net losses in 1998, 1999 and 2000 and has a deficit in stockholder's equity as of June 30, 2000. The net losses have primarily been funded by advances from Stone & Webster, Incorporated. These advances are reflected in the accompanying balance sheet as due to affiliate. Without advances from Stone & Webster, Incorporated, the Company would be required to obtain additional sources of financing. It is uncertain such additional sources of financing would be available to the Company.

     (i)  Income Taxes

          The Company accounts for income taxes under the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

(2)  Property And Equipment

     Property and equipment consists of the following (amounts in thousands):

                                                            DECEMBER 31,
                                                     ------------------------     JUNE 30,
                                                        1998          1999          2000
                                                     ----------    ----------    ----------
                                                                                (UNAUDITED)
Computer and office equipment ....................   $    1,719         1,811         1,811
Purchased computer software ......................          183           253           285
                                                     ----------    ----------    ----------
                                                          1,902         2,064         2,096
Less accumulated depreciation and amortization ...       (1,303)       (1,694)       (1,887)
                                                     ----------    ----------    ----------
                                                     $      599           370           209
                                                     ==========    ==========    ==========

(3)  Stockholder's Equity

          Stock Options

          In July 1998, the Company adopted an equity incentive plan (the Plan) pursuant to which the Company's Board of Directors may issue restricted common stock and grant incentive stock options and non-statutory stock options to employees, directors and consultants. The Plan authorizes issuances and grants of options to purchase up to 1,900,000 shares of authorized but unissued common stock. Incentive and non-statutory stock options generally vest over four years and expire upon the earlier of 30 days after termination of employment or ten years from the date of grant.

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999


          Option activity during the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000 consisted of the following:


                                             NUMBER        WEIGHTED
                                           OF OPTIONS      AVERAGE          OPTIONS
                                           OUTSTANDING  EXERCISE PRICE    EXERCISABLE
                                           -----------  --------------    -----------
Balance at January 1, 1998 .............           --               --
Granted ................................      388,300   $         1.50
Forfeited ..............................      (35,200)            1.50
                                           ----------
Balance at December 31, 1998 ...........      353,100             1.50             --
Granted ................................      456,000             1.50
Forfeited ..............................     (160,700)            1.50
                                           ----------
Balance at December 31, 1999 ...........      648,400             1.50         52,600
Granted (unaudited) ....................           --             1.50
Forfeited (unaudited) ..................      (34,500)
                                           ----------
Balance at June 30, 2000 (unaudited) ...      613,900             1.50         80,975
                                           ==========

          The weighted average fair value of all options granted during 1998, 1999 and 2000 was $.81 per share on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no expected dividends, volatility of 25%, risk-free interest rate of approximately 6.4% and an expected life of 10 years. The remaining weighted average contractual life of options outstanding at December 31, 1999 was approximately 3 years.

          If the Company determined compensation expense based on the fair value of the options at the grant date under SFAS 123, the Company's net loss would have been approximately $4,142,000 and $5,165,000, for the years ended December 31, 1998 and 1999, respectively.

     Subscription Receivable

          In July 1998, Stone & Webster, Incorporated increased its investment by subscribing to 9,990,000 shares at $.01 per share. The subscription receivable is reflected as a reduction of equity.

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

     (4)  Income Taxes

          Income tax benefit relating to losses incurred differs from the amounts that would result from applying the federal statutory rate as follows (amounts in thousands):

                                           YEARS ENDED DECEMBER 31,
                                           ------------------------
                                              1998          1999
                                           ----------    ----------
Expected tax benefit ...................   $   (1,500)       (1,814)
Change in valuation allowance for
  deferred tax assets ..................        1,424         1,779
Other, net .............................           76            35
                                           ----------    ----------
  Income tax benefit ...................   $       --            --
                                           ==========    ==========

          Temporary differences that give rise to significant components of deferred tax assets and liabilities are as follows (amounts in thousands):

                                             YEARS ENDED DECEMBER 31,
                                           ----------------------------
                                               1998            1999
                                           ------------    ------------
Net operating loss carryforwards .......   $      4,629           6,457
Other, net .............................             83             201
                                           ------------    ------------
Gross deferred tax assets ..............          4,712           6,658
Valuation allowance ....................         (4,476)         (6,255)
                                           ------------    ------------
Net deferred tax assets ................   $        236             403
                                           ============    ============
Deferred tax liabilities -
research and development costs .........   $       (236)           (403)
                                           ------------    ------------
Total deferred tax liabilities .........   $       (236)           (403)
                                           ============    ============

          At December 31, 1999 and June 30, 2000, the Company had cumulative net operating loss carryforward for income tax purposes of approximately $14,800,000 and $17,000,000, respectively, which will expire in various amounts through the year 2020, if not utilized.

          Due to the uncertainty regarding the utilization of net operating loss carryforwards, no tax benefits for losses have been recorded by the Company in any periods, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

     (5)  Leases

          The Company is obligated for payments of approximately $90,000 through December 31, 2000 for leases related to office space and equipment. Rent expense for operating leases, which is recognized using the straight-line method over the lease term, for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was approximately $437,000, $441,000, $215,000 and $304,000, respectively.

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999


     (6)  Employee Benefit Plans

          The Company has a defined contribution 401(k) plan which covers substantially all employees and allows employee contributions of up to 15% of their compensation, subject to the maximum amount allowed under the Internal Revenue Code. The Company matches 25% of the first 1% of an employee's contribution, and may also provide a discretionary contribution each year. The Company's contributions to the Plan totaled $27,000 in 1998 and $20,000 in 1999. In addition, the Company's employees are eligible to participate in a pension plan sponsored by Stone & Webster Incorporated. Costs of the plan charged to the Company were $8,000 and $39,000 in 1998 and 1999, respectively.

     (7)  Revenue and Significant Customers

     Revenue by geographic area is summarized as follows (amounts in thousands):

                                            YEARS ENDED             SIX MONTHS ENDED
                                            DECEMBER 31,                JUNE 30,
                                      -----------------------   -----------------------
                                         1998         1999         1999         2000
                                      ----------   ----------   ----------   ----------
                                                                      (UNAUDITED)
United States .....................   $    2,945        2,385        1,220          940
Europe ............................          615          725          312           66
Asia ..............................          205            3            2           18
                                      ----------   ----------   ----------   ----------
  Total ...........................   $    3,765        3,113        1,534        1,024
                                      ==========   ==========   ==========   ==========

          No individual customers accounted for greater than 10% of total revenue during 1998 or 1999.

     (8)  Sale of the Company

          On July 12, 2000, substantially all of the net assets of the Company were acquired by PlanetCAD Inc., formerly known as Spatial Technology Inc. (PlanetCAD), for $100,000 cash and 300,000 shares of the common stock of PlanetCAD. An additional 50,000 shares of Spatial common stock are required to be issued if certain performance objectives are attained.

                          INDEPENDENT AUDITORS' REPORT


MR. ISAAC K. KATO
SVEN TECHNOLOGIES, INC.
Palo Alto, California

We have audited the accompanying balance sheet of SVEN TECHNOLOGIES, INC. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sven Technologies, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





HOOD & STRONG LLP




Menlo Park, California
August 20, 1999

                            SVEN TECHNOLOGIES, INC.
                                 BALANCE SHEETS



December 31,                                                                 1997          1998
                                                                         -----------    -----------
ASSETS

CURRENT ASSETS:
     Cash                                                                $        --    $    18,526
     Accounts receivable                                                       4,408         10,878
     Prepaid expenses                                                          2,280          3,640
     Inventory                                                                 1,500          2,915
                                                                         -----------    -----------

           Total current assets                                                8,188         35,959
                                                                         -----------    -----------

FIXED ASSETS, net of accumulated depreciation                                 56,579         24,728
DEPOSIT                                                                        4,790          4,790
OTHER ASSETS, net of accumulated amortization                                 16,481         15,131
                                                                         -----------    -----------

                                                                         $    86,038    $    80,608
                                                                         -----------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Cash overdraft                                                      $     1,349    $        --
     Accounts payable                                                         34,833         43,587
     Accrued wages                                                            54,618         56,992
     Accrued interest                                                          8,459         29,228
                                                                         -----------    -----------

           Total current liabilities                                           99,259        129,807
                                                                         -----------    -----------

LONG-TERM LIABILITIES
     Notes payable to stockholders                                           300,482        409,990
                                                                         -----------    -----------

           Total liabilities                                                 399,741        539,797
                                                                         -----------    -----------

STOCKHOLDERS' EQUITY (DEFICIT)
     Common stock, 10,000,000 shares authorized ;
       2,222,222 shares issued and outstanding                                22,222         22,222
     Preferred stock, 5,000,000 shares authorized; 166,890 and 501,102
       shares issued and outstanding in 1997 and 1998, respectively          300,400        617,900
     Retained earnings (deficit)                                            (636,325)    (1,099,311)
                                                                         -----------    -----------

                 Total stockholders' equity (deficit)                       (313,703)      (459,189)
                                                                         -----------    -----------

                                                                         $    86,038    $    80,608
                                                                         ===========    ===========


         The accompanying notes are an integral part of this statement.

                            SVEN TECHNOLOGIES, INC.
                            STATEMENT OF OPERATIONS



Years Ended December 31,                                                 1997         1998
                                                                       ---------    ---------
REVENUE                                                                $  28,623    $ 147,009
                                                                       ---------    ---------

COST OF GOODS SOLD
     Manuals and packaging                                                15,246       24,235
     Other costs                                                           1,192        2,019
                                                                       ---------    ---------
                                                                          16,438       26,254
                                                                       ---------    ---------

              Gross profit                                                12,185      120,755
                                                                       ---------    ---------

OPERATING EXPENSES:
     Office salary                                                       145,395      135,524
     Marketing and promotion                                              37,316       71,523
     Officers' salary                                                     83,764       68,050
     Rent                                                                 37,772       62,940
     Advertising                                                          23,234       56,372
     Depreciation expenses                                                27,822       31,851
     Printing and reproduction                                             4,899       25,202
     Legal and professional fees                                          51,445       24,126
     Payroll taxes                                                        20,457       16,114
     Postage and delivery                                                  2,097       12,600
     Travel                                                               10,482       10,608
     Telephone                                                            14,022        8,879
     Outside service                                                       1,534        8,660
     Supplies                                                              3,007        6,368
     Equipment rental                                                        678        3,744
     Dues and subscriptions                                                2,912        3,113
     Employee benefits                                                        56        2,770
     Meals                                                                   614        2,536
     Educational seminar                                                     861        2,500
     Computer supplies                                                     2,601        2,264
     Bad debt                                                                 --        1,464
     Amortization                                                          1,350        1,350
     Office expenses                                                         587        1,218
     Insurance                                                               562          905
     Bank charges                                                          1,009          670
     Workers compensation insurance                                        1,119          515
                                                                       ---------    ---------
                                                                         475,595      561,866
                                                                       ---------    ---------
              Loss from operations                                      (463,410)    (441,111)
                                                                       ---------    ---------
OTHER INCOME (EXPENSE):
     Interest income                                                         969           --
     Interest expense                                                     (8,459)     (20,769)
     Other, net                                                            1,494         (306)
                                                                       ---------    ---------
                                                                          (5,996)     (21,075)
                                                                       ---------    ---------
              Loss from operations before provision for income taxes    (469,406)    (462,186)
PROVISION FOR INCOME TAXES                                                   800          800
                                                                       ---------    ---------

NET LOSS                                                               $(470,206)   $(462,986)
                                                                       =========    =========


         The accompanying notes are an integral part of this statement.

                             SVEN TECHNOLOGIES, INC.

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


Years Ended December 31, 1997 and 1998

                                                                           Retained
                                       Common Stock    Preferred Stock Earnings (Deficit)     Total
                                       ------------    --------------- ------------------  -----------
Balance, December 31, 1996             $    22,222      $   175,200       $  (166,119)     $    31,303

     Issuance of stock                                      125,200                            125,200

     Net (loss)                                                              (470,206)        (470,206)
                                       -----------      -----------       -----------      -----------

Balance, December 31, 1997             $    22,222      $   300,400       $  (636,325)     $  (313,703)

     Issuance of stock                                      317,500                            317,500

     Net (loss)                                                              (462,986)        (462,986)
                                       -----------      -----------       -----------      -----------

Balance, December 31, 1998             $    22,222      $   617,900       $(1,099,311)     $  (459,189)
                                       ===========      ===========       ===========      ===========

         The accompanying notes are an integral part of this statement.

                            SVEN TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS



Year Ended December 31,                                                  1997        1998
                                                                      ---------    ---------
OPERATING ACTIVITIES:
     Cash received from customers                                     $  24,215    $ 140,539
     Cash paid to suppliers                                             (17,938)     (27,669)
     Cash paid for operating expenses                                  (412,034)    (519,203)
     Income taxes paid                                                       --         (800)
     Interest income received                                               969           --
                                                                      ---------    ---------

                        Net cash used for operating activities         (404,788)    (407,133)
                                                                      ---------    ---------

INVESTING ACTIVITIES:
     Purchase of fixed assets                                           (24,851)          --
                                                                      ---------    ---------

                        Net cash used for investing activities          (24,851)          --
                                                                      ---------    ---------

FINANCING ACTIVITIES:
     Loans from stockholders                                            219,562      109,508
     Issuance of preferred stock                                        125,200      317,500
     Cash overdraft                                                       1,349       (1,349)
                                                                      ---------    ---------

                        Net cash provided from financing activities     346,111      425,659
                                                                      ---------    ---------

NET INCREASE (DECREASE) IN CASH                                         (83,528)      18,526
CASH - Beginning of year                                                 83,528            0
                                                                      ---------    ---------

CASH - End of year                                                    $      --    $  18,526
                                                                      ---------    ---------

RECONCILIATION OF NET LOSS TO NET CASH
  USED FOR OPERATING ACTIVITIES:

NET LOSS                                                              $(470,206)   $(462,986)
                                                                      ---------    ---------

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED
  FOR OPERATING ACTIVITIES:
              Depreciation and amortization                              29,172       33,201
              Increase in accounts receivable                            (4,408)      (6,470)
              Increase in prepaid expenses                               (2,280)      (1,360)
              Increase in inventory                                      (1,500)      (1,415)
              Decrease in deposits                                          723           --
              Increase in other assets                                   (5,948)          --
              Increase in accounts payable                               18,963        8,754
              Increase in accrued wages                                  22,237        2,374
              Increase in accrued interest                                8,459       20,769
                                                                      ---------    ---------
                        Total adjustments                                65,418       55,853
                                                                      ---------    ---------

                        Net cash used for operating activities        $(404,788)   $(407,133)
                                                                      =========    =========


         The accompanying notes are an integral part of this statement.

                                                         SVEN TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 1 -            NATURE OF BUSINESS        Sven Technologies, Inc. (the
                                              Company) develops and markets 3D
                                              computer graphics software
                                              applications, SurfaceSuite Pro, an
                                              application that enables mapping
                                              and warping of multiple
                                              photorealistic textures onto
                                              complex 3D objects, and
                                              AvatarMaker 3D, a 3D avatar
                                              creation application. The Company
                                              is specifically targeting the high
                                              end of the market, licensing to
                                              the large game companies and the
                                              3D chip manufacturers.

NOTE 2 -            Summary of Significant    a.    Estimates
                    Accounting Policies
                                              The preparation of financial
                                              statements in accordance with
                                              generally accepted accounting
                                              principals requires management to
                                              make estimates and assumptions
                                              that affect the reported amounts
                                              of assets and liabilities, and
                                              revenues and expenses, as well as,
                                              contingent assets and liabilities
                                              during the reporting period.
                                              Actual results could differ from
                                              those estimates.

                                              b.    Revenue Recognition

                                              The Company recognizes revenue
                                              from software sales upon shipment.

                                              c.    Inventory

                                              Inventory is stated at the lower
                                              of cost or market, with cost being
                                              determined on the first-in,
                                              first-out method.

                                              d.    Fixed Assets

                                              Fixed assets are stated at cost,
                                              net of accumulated depreciation.
                                              Depreciation is calculated using
                                              the straight-line method over the
                                              estimated useful lives ranging
                                              from five to seven years.

                                              e.    Other Assets

                                              Patents are amortized on the
                                              straight-line method over 15
                                              years. Organization costs are
                                              amortized on the straight-line
                                              method over 5 years.

                                                         SVEN TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                                                                     (CONTINUED)

================================================================================

NOTE 2 -            Summary of Significant    f.    Bad Debts
                    Accounting Policies
                    (Continued)               Receivables are written-off using
                                              the direct write-off method.

                                              g.   Income Taxes

                                              The Company has loss carryforwards
                                              of approximately $870,000 through
                                              December 31, 1998 that may be
                                              offset against future taxable
                                              income.

                                              h.    Advertising


                                                  The Company expenses
                                              advertising costs as they are
                                              incurred.

NOTE 3 -            FIXED ASSETS              Fixed assets consisted of the following at December 31:

                                                                                           1998           1997
                                                                                        ---------      ---------
                                                     Computer equipment
                                                       and software                     $  89,502      $  89,502
                                                     Furniture and equipment                6,050          6,050
                                                                                        ---------      ---------

                                                                                           95,552         95,552
                                                     Less accumulated depreciation         70,824         38,973
                                                                                        ---------      ---------

                                                                                        $  24,728      $  56,579
                                                                                        =========      =========

NOTE 4 -            OTHER ASSETS              Other assets consisted of the following at December 31:

                                                                                           1998           1997
                                                                                        ---------      ---------
                                                     Patents, net of accumulated
                                                       amortization of $2,246 for
                                                       1998 and $1,123 for 1997         $  14,600      $  15,723

                                                     Organization costs, net of
                                                        accumulated amortization
                                                        of $605 for 1998 and $378
                                                        for 1997                              531            758
                                                                                        ---------      ---------

                                                                                        $  15,131      $  16,481
                                                                                        =========      =========

                                                         SVEN TECHNOLOGIES, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                                                                     (CONTINUED)

================================================================================

NOTE 5 -            RELATED PARTY             The Company has notes payable to
                    TRANSACTIONS              stockholders for money borrowed at
                                              various dates throughout 1997 and
                                              1998. Principal and interest at
                                              10% per annum are payable on or
                                              before various dates in 2000 and
                                              2001. The aggregate principal
                                              balance of the notes as of
                                              December 31, 1998 was $409,990, of
                                              which $269,558 is payable in 2000
                                              and $140,432 is payable in 2001.
                                              The aggregate principal balance of
                                              the notes of December 31, 1997 was
                                              $300,482. Accrued interest payable
                                              on the notes as of December 31,
                                              1998 and 1997, respectively was
                                              $29,228 and $8,459.

                                              The Company also accrued wages of
                                              $54,618 in 1997 for officers who
                                              are also stockholders of the
                                              Company. These wages are still
                                              outstanding and included in
                                              accrued wages at December 31,
                                              1998.

NOTE 6 -            STOCKHOLDERS'             Sven Technologies, Inc. has
                    EQUITY                    authorized the issuance of 5
                                              million shares of preferred stock.
                                              At December 31, 1998 and 1997, the
                                              Company had 166,890 outstanding
                                              shares of Series A Convertible
                                              Preferred Stock ("Series A"). At
                                              December 31, 1998, the Company
                                              also has 334,212 outstanding
                                              shares of Series B Convertible
                                              Preferred Stock ("Series B"). The
                                              stocks have stated at liquidation
                                              preference values of $300,400 and
                                              $317,500, respectively. Each share
                                              of Preferred Stock will be
                                              convertible into one share of
                                              Common Stock. Holders of the
                                              Preferred Stocks have the same
                                              voting rights as Common Stock
                                              holders on an as-converted basis.
                                              Dividends on the Series A are
                                              payable in cash at the rate of
                                              $0.108 per share and holders of
                                              Series B are entitled to
                                              noncumulative dividends equal of
                                              6% of the purchase price if
                                              declared by the Company's Board of
                                              Directors.


NOTE 7 -            LEASE COMMITMENT          The Company has a lease for office
                                              space expiring in October 1999.
                                              Future minimum lease payments are
                                              approximately $45,000 for 1999.

NOTE 8 -            SUBSEQUENT EVENTS         The Company borrowed $200,000 from
                                              a stockholder in January 1999. The
                                              note payable to the stockholder
                                              calls for principal and interest
                                              at 10% per annum to be paid on or
                                              before January 20, 2002.

                                              On June 29, 1999, certain assets
                                              and liabilities of the Company
                                              were purchased in exchange for
                                              cash and stock of the purchasing
                                              corporation. The Company's intent
                                              is to eventually liquidate its
                                              remaining assets and liabilities
                                              and cease operations.

                             SVEN TECHNOLOGIES, INC.

                         CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                                                            PAGE
                                                                            ----
Financial Statements:
     Balance Sheet, as of June 29, 1999................................... F-46

     Statements of Operations, six months ended June 30, 1998 and
     June 29, 1999........................................................ F-47

     Statements of Cash Flows, six months ended June 30, 1998 and
     June 29, 1999........................................................ F-48

     Notes to Financial Statements........................................ F-49

                             SVEN TECHNOLOGIES, INC.

                            CONDENSED BALANCE SHEETS

                                   (UNAUDITED)

                                     ASSETS

                                                                                 June 29,
                                                                                   1999
                                                                                -----------
Current Assets:
     Cash and cash equivalents ..............................................   $    36,093
     Accounts receivable, net ...............................................        14,359
     Prepaid expenses and other .............................................        10,230
                                                                                -----------
         Total current assets ...............................................        60,682
Equipment, net ..............................................................        21,569
Other assets ................................................................        20,643
                                                                                -----------

                                                                                $   102,894
                                                                                ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
     Accounts payable .......................................................   $    13,703
     Accrued expenses .......................................................        81,863
                                                                                -----------
         Total current liabilities ..........................................        95,566
                                                                                -----------

Notes payable to stockholders ...............................................       627,759
                                                                                -----------

Stockholders' Deficit:
     Common stock, 10,000,000 shares authorized; 2,222,222 shares issued
         and outstanding ....................................................        22,222
     Preferred stock, 5,000,000 shares authorized; 501,102 shares issued
         and outstanding ....................................................       617,900
     Accumulated deficit ....................................................    (1,260,553)
                                                                                -----------
         Total stockholders' deficit ........................................      (620,431)
                                                                                -----------

                                                                                $   102,894
                                                                                ===========


            See accompanying notes to condensed financial statements.

                             SVEN TECHNOLOGIES, INC.

           CONDENSED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                   (UNAUDITED)

                                                   Six Months Ended
                                             ----------------------------
                                             June 30, 1998  June 29, 1999
                                             -------------  -------------
Revenue ...................................   $    41,275    $   113,923
Cost of goods sold ........................        12,449          7,798
                                              -----------    -----------

Gross profit ..............................        28,826        106,125
                                              -----------    -----------

Operating expenses:
     Sales and marketing ..................        42,561         53,136
     Research and development .............       120,759        158,341
     General and administrative ...........        24,482         55,070
                                              -----------    -----------
         Total operating expenses .........       187,802        266,547
                                              -----------    -----------

         Loss from operations .............      (158,976)      (160,422)

Other income ..............................         1,669             --
                                              -----------    -----------

         Loss before income taxes .........      (157,307)      (160,422)
                                              -----------    -----------

Income tax expense ........................            --            820
                                              -----------    -----------

         Net Loss .........................   $  (157,307)   $  (161,242)

Accumulated deficit:
         Beginning of period ..............      (616,935)    (1,099,311)
                                              -----------    -----------

         End of period ....................   $  (774,242)   $(1,260,553)
                                              ===========    ===========


           See accompanying notes to condensed financial statements.

                             SVEN TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                  Six Months Ended
                                                             ----------------------------


                                                             June 30, 1998  June 29, 1999
                                                             -------------  -------------
Cash flows from operating activities:
   Net loss ................................................   $(157,307)      $(161,242)
   Adjustments to reconcile net loss to net cash
     used by operating activities:
     Depreciation and amortization .........................      13,926          13,077
     Changes in operating assets and liabilities:
       Accounts receivable .................................      (6,530)         (3,481)
       Prepaid expenses and other ..........................     (15,319)         (4,397)
       Accounts payable ....................................     (16,791)        (29,884)
       Accrued expenses ....................................       9,751          (4,357)
                                                               ---------       ---------
         Net cash used by operating activities .............    (172,270)       (190,284)
                                                               ---------       ---------

Cash flows from investing activities:
   Additions to equipment ..................................      (3.486)         (9,918)
                                                               ---------       ---------

Cash flows from financing activities:
   Proceeds from notes payable to stockholders .............      99,502         217,769
   Proceeds from issuance of preferred stock ...............     280,000              --
                                                               ---------       ---------
         Net cash provided by financing activities .........     379,502         217,769
                                                               ---------       ---------


         Net increase in cash and cash equivalents .........     203,746          17,567

Cash and cash equivalents at beginning of period ...........          --          18,526
                                                               ---------       ---------

Cash and cash equivalents at end of period .................   $ 203,746       $  36,093
                                                               =========       =========


Supplemental disclosures:
   Cash paid for income taxes ..............................   $      --       $     820
                                                               =========       =========


           See accompanying notes to condensed financial statements.

                             SVEN TECHNOLOGIES INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)


A. FINANCIAL STATEMENT PRESENTATION

         The accompanying unaudited condensed financial statements of Sven Technologies, Inc ("Sven") have been prepared by Sven pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Sven believes the disclosures included in the condensed financial statements, when read in conjunction with Sven's financial statements as of December 31, 1997 and 1998 and for the years then ended and notes thereto included elsewhere in the Current Report on Form 8-K of Spatial Technology Inc. dated September 13, 1999 are adequate to make the information presented not misleading.

         The accompanying unaudited financial information as of June 29, 1999 and for the six month periods ended June 30, 1998 and June 29, 1999 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the results for the six months ended June 30, 1998 and June 29, 1999 have been included. Operating results for the six month period ended June 29, 1999 are not necessarily indicative of the results that may be expected for the full year.

B. NOTES PAYABLE TO STOCKHOLDERS

         During 1998 and 1999 Sven issued notes payable to certain stockholders which bear interest at 10% per annum and are due on various dates through 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act").

         Our Bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

         In addition, our Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages will be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to PlanetCAD and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to PlanetCAD, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify each such person to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made a party by reason of the fact that they are or were a director, officer, employee or other agent of PlanetCAD or any of its affiliated enterprises. Delaware law permits this indemnification, provided the person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of PlanetCAD and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, we maintain director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of PlanetCAD.

         At present, there is no pending litigation or proceeding involving a director or officer of PlanetCAD as to which indemnification is being sought, nor is PlanetCAD aware of any threatened litigation that may result in claims for indemnification by any officer or director.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by PlanetCAD in connection with the sale of the common stock being registered herein. All of the amounts shown are estimates except for the registration fee.

         ITEM                                                          AMOUNT
         ----                                                        ---------
         Registration fee                                            $2,050.77
         Federal taxes                                                    *
         State taxes and fees                                             *
         Trustees' and transfer agents' fees                              *
         Printing and engraving expenses                                  *
         Legal fees and expenses                                          *
         Listing fees                                                     *
         Accounting fees and expenses                                     *
         Miscellaneous                                                    *

                  Total                                                   *

---------
* To be filed by amendment.


         Pursuant to the terms of the registration rights agreement, we are obligated to pay the expenses described above, and the fees and disbursements of one counsel for the selling stockholders up to a maximum of $15,000. The selling stockholders will not be responsible for any of these expenses except to the extent that fees and disbursements for selling stockholders' counsel exceed $15,000.

                     RECENT SALES OF UNREGISTERED SECURITIES

         The following is a summary of sales of our securities that were not registered under the Securities Act during the last three years:

         On November 14, 2000, we issued 555,556 shares of common stock to Dassault Systemes for $2,000,000 pursuant to a purchase agreement, dated as of November 14, 2000, by and between PlanetCAD and Dassault. The sale and issuance of such shares was deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Dassault represented its intention to acquire the securities for investment only. Appropriate legends are affixed to the stock certificates issued in the transaction. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

         On July 12, 2000, we issued 300,000 shares of common stock to Prescient in partial consideration for certain assets of Prescient pursuant to an asset purchase agreement, dated June 28, 2000, by and among PlanetCAD, Prescient and Stone & Webster Incorporated. Additionally, 50,000 shares of common stock were placed into escrow, pursuant to the terms of the asset purchase agreement, to be released to Prescient upon the attainment of certain performance objectives relating to the execution of certain customer contracts. The sale and issuance of such shares was deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The recipients represented their intention to acquire the securities for investment only. Appropriate legends are affixed to the stock certificates issued in such transaction. All recipients either received adequate information about PlanetCAD or had access to such information. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

         On February 22, 2000, we issued to certain private investors an aggregate of 1,900,000 shares of common stock and warrants to purchase up to 1,200,000 shares of common stock, pursuant to a stock purchase agreement by and among PlanetCAD and the investors named therein. In consideration of the issuance of such shares and warrants, we received $6,900,000. The sale and issuance of such shares and warrants was deemed to be exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. The recipients were all accredited investors and represented their intention to acquire the securities for investment purposes only. Appropriate legends are affixed to the stock certificates issued in such transaction. All recipients either received adequate information about PlanetCAD or had access to such information. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

         On June 29, 1999, we issued 193,861 shares of common stock and warrants to purchase up to 250,000 shares of Common Stock to one private investor in partial consideration for our acquisition of certain of assets of Sven Technologies, Inc. The issuance of the shares and warrants to purchase shares was deemed to be exempt from registration pursuant to Rule 506 under the Securities Act of 1933. The recipient was accredited and represented its intention to acquire the securities for investment only. Appropriate legends are affixed to the stock certificates issued in such transaction. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

         On December 23, 1998, we issued an aggregate of 1,400,000 shares of common stock in connection with the acquisition of all the outstanding capital stock of InterData Access, Inc. ("IDA"). The shares were issued to the stockholders of IDA pursuant to a stock purchase agreement by and among PlanetCAD, IDA and IDA stockholders. The sale and issuance of such shares was deemed to be exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The recipients represented their intention to acquire the securities for investment purposes only. Appropriate legends are affixed to the stock certificates issued in such transaction. All recipients either received adequate information about PlanetCAD or had access to such information. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

         On December 31, 1997, we issued an aggregate of 250,000 shares of common stock to persons affiliated with Three-Space Limited, a limited company organized under the laws of England ("TSL"). The shares were issued as partial consideration for the acquisition from TSL of all right, title and interest to all technology developed, or being developed, by TSL as of December 31, 1997 pursuant to a development agreement by and between PlanetCAD and TSL dated June 26, 1987, as amended. The sale and issuance of such shares was deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The recipients represented their intention to acquire the securities for investment purposes only and not with a view to distribute such securities. Appropriate legends are affixed to the stock certificates issued in such transaction. All recipients either received adequate information about PlanetCAD or had access to such information. The transaction did not involve general solicitation or general advertising. There was no underwriter involved in the issuance of the shares and no commissions were paid to any person.

                                    EXHIBITS

EXHIBIT NUMBER                                     DESCRIPTION
--------------                                     -----------
3(i).1                   --  Restated Certificate of Incorporation
3(i).2                   --  Certificate of Amendment to Restated Certificate of Incorporation
3(ii).1                  --  Bylaws of the Registrant, as amended
4.1                      --  Reference is made to Exhibits 3(i).1, 3(i).2 and 3(ii).1
5.1+                     --  Opinion of Hogan & Hartson L.L.P.
10.1*                    --  Form of Indemnification Agreement entered into between the Registrant and its directors and officers, with related schedule
10.2*                    --  Investment Agreement, dated as of August 12, 1986
10.3*                    --  Investors' Rights Agreement, dated as of February 4, 1993
10.4*                    --  1996 Amended and Restated 1987 Stock Option Plan of the Registrant (the "Restated
                             Plan"), including form of Incentive Stock Option and Nonstatutory Stock Option under the Restated Plan

10.5*                    --  1996 Equity Incentive Plan of the Registrant (the "Incentive Plan"), including form of Incentive Stock Option and Nonstatutory Stock Option under the Incentive Plan
10.6*                    --  1996 Non-Employee Directors' Stock Option Plan of the Registrant (the "Directors'
                             Plan"), including form of Nonstatutory Stock Option under the Directors' Plan
10.7*                    --  Employee Stock Purchase Plan of the Registrant and related offering document
10.8*                    --  Employment Agreement between the Registrant and Karlheinz Peters, dated as of May
                             5, 1993
10.9*                    --  Lease Agreement between the Registrant and Cottonwood Development Partners, dated
                             June 29, 1990, as amended
10.10*                   --  Warrant to Purchase 100,000 shares of Next Preferred Stock issued by the
                             Registrant to New York Life Insurance Company
10.11*                   --  Warrant to Purchase 200,000 shares of Next Preferred Stock issued by the
                             Registrant to Nazem & Company II, L.P.
10.12*                   --  Warrant to Purchase 200,000 shares of Next Preferred Stock issued by the
                             Registrant to Benefit Capital Management Corporation
10.13*                   --  Warrant to Purchase 37,500 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management Corporation
10.14*                   --  Warrant to Purchase 30,000 shares of Next Preferred Stock issued by the Registrant to New York Life Insurance Company
10.15*                   --  Consultancy Agreement between the Registrant and D-Cube Ltd., dated June 19, 1991, as amended
10.16*                   --  Technology Development and Royalty Agreement between the Registrant and Autodesk,
                             Inc., dated June 27, 1991, as amended
10.17*                   --  Amended and Restated Loan and Security Agreement between the Registrant and
                             Silicon Valley Bank, dated as of August 15, 1995, as amended
10.18**                  --  Amended and Restated Loan and Security Agreement between the Registrant and
                             Silicon Valley Bank, dated as of August 15, 1995, as amended
10.19**                  --  Separation and Release Agreement between the Registrant and Jerry T. Sisson, dated as of June 23, 1997
10.20**                  --  Employment Agreement between the Registrant and R. Bruce Morgan, dated as of July
                             1, 1997
10.21***                 --  Technology Purchase Agreement by and between the Registrant and TSL, dated as of
                             December 31, 1997
10.22****                --  Amendment to Loan and Security Agreement between the Registrant and Silicon Valley
                             Bank, dated as of August 15, 1995, as amended
10.23***                 --  Registration Rights Agreement by and between the Registrant and TSL, dated as of
                             December 31, 1997
10.24***                 --  Software Consulting Agreement, by and between the Registrant and TSL, dated
                             December 31, 1997

10.25*****               --  Stock Purchase Agreement by and among the Registrant, InterData Access, Inc., and
                             Shareholders of InterData Access, Inc., dated December 23, 1998
10.26*****               --  Escrow Agreement by and among the Registrant, InterData Access, Inc., and
                             Shareholders of InterData Access, Inc., dated December 23, 1998
10.27******              --  Asset purchase agreement by and between the Registrant and Sven Technologies, Inc., dated as of June 29, 1999
10.28*******             --  Securities Purchase Agreement, by and between the Registrant and Purchasers, dated as of February 22, 2000
10.29********            --  Asset Purchase Agreement by and between the Registrant, Prescient and Stone and
                             Webster, dated as of June 28, 2000
10.30++                  --  2000 Stock Incentive Plan of the Registrant
10.31+++                 --  Share Purchase Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes Corp.
10.32+++                 --  Cross License Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes S.A.
10.33+++                 --  Co-Branding Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes S.A.
10.34+++                 --  Server Software License Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.35+++                 --  Web Services Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes S.A.
10.36+++                 --  Joint Software License Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.37+++                 --  Master Software Reseller Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.38+++                 --  IntraVISION License Agreement, dated as of November 14, 2000, between the Registrant and
                             Spatial Components, LLC
10.39+++                 --  Catia V5 Galaxy Program Solution Provider Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.40++                  --  Purchase Agreement by and among the Registrant, Dassault Systemes Corp. and Spatial Components,
                             LLC, dated July 4, 2000 ("Dassault Purchase Agreement")
10.41++                  --  Amendment No. 1 to Dassault Purchase Agreement
21.1+                    --  List of Subsidiaries of the Registrant
23.1                     --  Consent of KPMG LLP for the Registrant and Prescient Technologies, Inc.
23.2                     --  Consent of Hood & Strong LLP for Sven Technologies, Inc.
24                       --  Power of Attorney for Directors and Officers (included on signature page)
27                       --  Financial Data Schedule


-------------------------------------------------------------------------------

              * Incorporated by reference to the Issuer's Registration Statement on Form SB-2, File No. 333-5416-D, as amended.

             ** Incorporated by reference to the Issuer's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

            *** Incorporated by reference to the Issuer's Report on Form 8-K dated December 31, 1997.

           **** Incorporated by reference to the Issuer's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

          ***** Incorporated by reference to the Issuer's Report on Form 8-K dated December 23, 1998.

         ****** Incorporated by reference to the Issuer's Report on Form 8-K dated July 14, 1999, as amended.

        ******* Incorporated by reference to the Issuer's Annual Report on Form 10-KSB for the year ended December 31, 1999.

       ******** Incorporated by reference to the Issuer's Report on Form 8-K dated October 18, 2000.

             +  To be filed by amendment.

            ++ Incorporated by reference to the Issuer's Definitive Proxy Statement on Schedule 13D dated October 17, 2000.

           +++ Incorporated by reference to the Issuer's Report on Form 8-K dated November 21, 2000.


                                  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by PlanetCAD pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on behalf of the undersigned, in the City of Boulder, State of Colorado on November 21, 2000.

                                        PLANETCAD INC.


                                        By:  /s/ R. Bruce Morgan
                                             ----------------------------------
                                             R. Bruce Morgan
                                             President, Chief Executive Officer,
                                               Principal Executive, Financial
                                               and Accounting Officer and
                                               Director

         November 21, 2000

     Each person whose signature appears below constitutes and appoints R. Bruce Morgan, with full power of substitution and resubstitution, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Issuer and in the capacities and on the dates indicated.

         SIGNATURE                      TITLE                                                   DATE
         ---------                      -----                                                   ----
           /s/  Richard M. Sowar
-----------------------------------     Chairman, Director and Chief                       November 21, 2000
  Richard M. Sowar                      Technology Officer

           /s/  R. Bruce Morgan
------------------------------------    President, Chief Executive Officer and             November 21, 2000
  R. Bruce Morgan                       Director (Principal Executive and
                                        Financial Officer)

           /s/  Philip E. Barak         Director                                           November 21, 2000
------------------------------------
  Philip E. Barak

           /s/  Eugene J. Fischer       Director                                           November 21, 2000
------------------------------------
  Eugene J. Fischer


           /s/  H. Robert Gill          Director                                           November 21, 2000
------------------------------------
  H. Robert Gill

           /s/  M. Thomas Hull          Director                                           November 21, 2000
------------------------------------
  M. Thomas Hull


           /s/  Chuck Bay               Director                                           November 21, 2000
------------------------------------
  Chuck Bay

EXHIBIT NUMBER                                     DESCRIPTION
--------------                                     -----------
3(i).1                   --  Restated Certificate of Incorporation
3(i).2                   --  Certificate of Amendment to Restated Certificate of Incorporation
3(ii).1                  --  Bylaws of the Registrant, as amended
4.1                      --  Reference is made to Exhibits 3(i).1, 3(i).2 and 3(ii).1
5.1+                     --  Opinion of Hogan & Hartson L.L.P.
10.1*                    --  Form of Indemnification Agreement entered into between the Registrant and its directors and officers, with related schedule
10.2*                    --  Investment Agreement, dated as of August 12, 1986
10.3*                    --  Investors' Rights Agreement, dated as of February 4, 1993
10.4*                    --  1996 Amended and Restated 1987 Stock Option Plan of the Registrant (the "Restated
                             Plan"), including form of Incentive Stock Option and Nonstatutory Stock Option under the Restated Plan
10.5*                    --  1996 Equity Incentive Plan of the Registrant (the "Incentive Plan"), including form of Incentive Stock Option and Nonstatutory Stock Option under the Incentive Plan
10.6*                    --  1996 Non-Employee Directors' Stock Option Plan of the Registrant (the "Directors'
                             Plan"), including form of Nonstatutory Stock Option under the Directors' Plan
10.7*                    --  Employee Stock Purchase Plan of the Registrant and related offering document
10.8*                    --  Employment Agreement between the Registrant and Karlheinz Peters, dated as of May
                             5, 1993
10.9*                    --  Lease Agreement between the Registrant and Cottonwood Development Partners, dated
                             June 29, 1990, as amended
10.10*                   --  Warrant to Purchase 100,000 shares of Next Preferred Stock issued by the
                             Registrant to New York Life Insurance Company
10.11*                   --  Warrant to Purchase 200,000 shares of Next Preferred Stock issued by the
                             Registrant to Nazem & Company II, L.P.
10.12*                   --  Warrant to Purchase 200,000 shares of Next Preferred Stock issued by the
                             Registrant to Benefit Capital Management Corporation
10.13*                   --  Warrant to Purchase 37,500 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management Corporation
10.14*                   --  Warrant to Purchase 30,000 shares of Next Preferred Stock issued by the Registrant to New York Life Insurance Company
10.15*                   --  Consultancy Agreement between the Registrant and D-Cube Ltd., dated June 19, 1991, as amended

EXHIBIT NUMBER                                     DESCRIPTION
--------------                                     -----------
10.16*                   --  Technology Development and Royalty Agreement between the Registrant and Autodesk,
                             Inc., dated June 27, 1991, as amended
10.17*                   --  Amended and Restated Loan and Security Agreement between the Registrant and
                             Silicon Valley Bank, dated as of August 15, 1995, as amended
10.18**                  --  Amended and Restated Loan and Security Agreement between the Registrant and
                             Silicon Valley Bank, dated as of August 15, 1995, as amended
10.19**                  --  Separation and Release Agreement between the Registrant and Jerry T. Sisson, dated as of June 23, 1997
10.20**                  --  Employment Agreement between the Registrant and R. Bruce Morgan, dated as of July
                             1, 1997
10.21***                 --  Technology Purchase Agreement by and between the Registrant and TSL, dated as of
                             December 31, 1997
10.22****                --  Amendment to Loan and Security Agreement between the Registrant and Silicon Valley
                             Bank, dated as of August 15, 1995, as amended
10.23***                 --  Registration Rights Agreement by and between the Registrant and TSL, dated as of
                             December 31, 1997
10.24***                 --  Software Consulting Agreement, by and between the Registrant and TSL, dated
                             December 31, 1997
10.25*****               --  Stock Purchase Agreement by and among the Registrant, InterData Access, Inc., and
                             Shareholders of InterData Access, Inc., dated December 23, 1998
10.26*****               --  Escrow Agreement by and among the Registrant, InterData Access, Inc., and
                             Shareholders of InterData Access, Inc., dated December 23, 1998
10.27******              --  Asset purchase agreement by and between the Registrant and Sven Technologies, Inc., dated as of June 29, 1999
10.28*******             --  Securities Purchase Agreement, by and between the Registrant and Purchasers, dated as of February 22, 2000
10.29********            --  Asset Purchase Agreement by and between the Registrant, Prescient and Stone and
                             Webster, dated as of June 28, 2000
10.30++                  --  2000 Stock Incentive Plan of the Registrant
10.31+++                 --  Share Purchase Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes Corp.
10.32+++                 --  Cross License Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes S.A.
10.33+++                 --  Co-Branding Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes S.A.
10.34+++                 --  Server Software License Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.35+++                 --  Web Services Agreement, dated as of November 14, 2000, between the Registrant and
                             Dassault Systemes S.A.
10.36+++                 --  Joint Software License Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.37+++                 --  Master Software Reseller Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.38+++                 --  IntraVISION License Agreement, dated as of November 14, 2000, between the Registrant and
                             Spatial Components, LLC
10.39+++                 --  Catia V5 Galaxy Program Solution Provider Agreement, dated as of November 14, 2000, between the Registrant and Dassault Systemes S.A.
10.40++                  --  Purchase Agreement by and among the Registrant, Dassault Systemes Corp. and Spatial Components,
                             LLC, dated July 4, 2000 ("Dassault Purchase Agreement")
10.41++                  --  Amendment No. 1 to Dassault Purchase Agreement
21.1+                    --  List of Subsidiaries of the Registrant
23.1                     --  Consent of KPMG LLP for the Registrant and Prescient Technologies, Inc.
23.2                     --  Consent of Hood & Strong LLP for Sven Technologies, Inc.
24                       --  Power of Attorney for Directors and Officers (included on signature page)
27                       --  Financial Data Schedule

-------------------------------------------------------------------------------

              * Incorporated by reference to the Issuer's Registration Statement on Form SB-2, File No. 333-5416-D, as amended.

             ** Incorporated by reference to the Issuer's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

            *** Incorporated by reference to the Issuer's Report on Form 8-K dated December 31, 1997.

           **** Incorporated by reference to the Issuer's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

          ***** Incorporated by reference to the Issuer's Report on Form 8-K dated December 23, 1998.

         ****** Incorporated by reference to the Issuer's Report on Form 8-K dated July 14, 1999, as amended.

        ******* Incorporated by reference to the Issuer's Annual Report on Form 10-KSB for the year ended December 31, 1999.

       ******** Incorporated by reference to the Issuer's Report on Form 8-K dated October 18, 2000.

             +  To be filed by amendment.

            ++ Incorporated by reference to the Issuer's Definitive Proxy Statement on Schedule 13D dated October 17, 2000.

           +++ Incorporated by reference to the Issuer's Report on Form 8-K dated November 21, 2000.